UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
[   ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material under Rule 14a-12

GOLDEN QUEEN MINING CO. LTD.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

N/A

(2)	Aggregate number of securities to which transaction applies:

N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

(4)	Proposed maximum aggregate value of transaction:

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(5)	Total fee paid:

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[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

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2

NOTICE OF SPECIAL MEETING
OF SHAREHOLDERS

to be held on <>, 2014

- and -

PROXY STATEMENT AND MANAGEMENT INFORMATION CIRCULAR

with respect to the proposed joint venture to develop and operate the
Soledad Mountain Project

GOLDEN QUEEN MINING CO. LTD.

CORPORATE OFFICE
6411 Imperial Avenue, West Vancouver
British Columbia, Canada, V7W 2J5
(604) 921-7570

These materials are important and require your immediate attention. If you have questions or require assistance with voting your shares, you may contact Golden Queen Mining Co. Ltd.’s proxy solicitation agent:
Laurel Hill Advisory Group
North American Toll-Free Number: 1-877-452-7184
Banks, Brokers or Collect Calls Outside North America: 416-304-0211
Email: assistance@laurelhill.com

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

LETTER TO SHAREHOLDERS

<>, 2014

Dear shareholders of Golden Queen Mining Co. Ltd. (“Golden Queen” or the “Company”):

The board of directors of Golden Queen (the “Board”) cordially invites you to attend the special meeting (the “Meeting”) of holders of common shares (the “Shares”) to be held at 10:00 a.m. (Pacific Standard Time) on <>, 2014 at <>. At the Meeting, shareholders will be asked to approve the proposed joint venture with Gauss LLC (“Gauss”) as described in the accompanying Proxy Statement (the “Joint Venture”) to develop and operate Golden Queen’s Soledad Mountain Project (the “Soledad Project”). Pursuant to the Joint Venture, Gauss will contribute US$110,000,000 in cash to the Soledad Project in exchange for a 50% interest in the Soledad Project. The members of Gauss have further committed to fund up to an additional US$40,000,000 to the Soledad Project, which will also be used to develop and operate the Soledad Project.

The Soledad Project is a fully-permitted, open pit, heap leach gold and silver project located just outside the town of Mojave in Kern County, California. The Soledad Project will use conventional open pit mining methods and the cyanide heap leach and Merrill-Crowe processes to recover gold and silver from crushed, agglomerated ore. Construction is underway on site and commissioning is planned for 2015.

Gauss is a funding vehicle owned by entities controlled by Leucadia National Corporation (“Leucadia”) and certain members of the Clay family that collectively own approximately 27% of the Shares of Golden Queen (the “Clay Group”). Gauss will be owned 67.5% by Gauss Holdings LLC (“Gauss Holdings”, Leucadia’s investment entity) and 32.5% by Auvergne LLC (“Auvergne”, the Clay Group’s investment entity).

In addition to the significant cash contributions to fund the continued development of the Soledad Project, management of Golden Queen believes that the Joint Venture will have the following benefits for Golden Queen and its shareholders:

  it will allow the Soledad Project to continue to full construction;

  it involves Leucadia, a well-respected and credible long-term partner with a strong balance sheet and a history of successful investments in the mining sector;

  it is supported by the Clay Group, long-term shareholders who have supported Golden Queen for over 20 years; and

  it is a low-risk, equity-based capital structure with no hedging and no financial covenants.

Pursuant to section 501(c) of the Toronto Stock Exchange (“TSX”) Company Manual, for the Joint Venture to proceed, it must be approved by a majority of the votes cast by the shareholders of Golden Queen voting in person or by proxy at the Meeting, excluding those votes in respect of Shares held by the Clay Group and associates and affiliates of the Clay Group. The Joint Venture is subject to certain other customary conditions, including receipt of TSX approval. Closing of the Joint Venture is expected to occur approximately 3 business days after these conditions have been satisfied.

The Board appointed a special committee of independent directors (the “Special Committee”) to consider the Joint Venture. The Special Committee carefully considered all aspects of the Joint Venture and the alternatives available to Golden Queen to finance the Soledad Project. As part of its review of the Joint Venture, the Special Committee engaged Maxit Capital LP (“Maxit Capital”) as its financial advisor, which prepared an independent formal valuation report (the “Valuation”) and an opinion on the fairness of the Joint Venture from a financial point of view to the Company (the “Fairness Opinion”). Based on the above, the Special Committee unanimously recommended that the Board approve the Joint Venture.

The Board, on the recommendation of the Special Committee, and based upon its own investigations, has concluded that the Joint Venture is in the best interests of Golden Queen. The Board recommends that the shareholders vote FOR the Joint Venture.

A summary of the Joint Venture, notice of special meeting, and proxy statement and management information circular (“Proxy Statement”), and a proxy (“Proxy”) or voting instruction form (“VIF”) are included with this letter. The summary provides you with an overview of the transaction, with answers to some commonly asked questions. The Proxy Statement contains a detailed description of the Joint Venture and other information to assist you in considering the matters to be voted upon. We encourage you to carefully consider the information in this Proxy Statement, and to consult your financial, legal or other professional advisors if you require assistance.

- i -

Your vote is important, regardless of the number of Golden Queen Shares you own. If you are a registered shareholder, meaning that your name appears on the records of Golden Queen as the registered holder of Shares (a “Registered Shareholder”), you may wish to vote by proxy whether or not you attend the Meeting in person. Registered Shareholders electing to submit a proxy may do so by completing the enclosed Proxy and returning it to the Company’s transfer agent, Computershare Investor Services Inc. (“Computershare”), in accordance with the instructions on the Proxy. You should ensure that the Proxy is received by Computershare at least 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting or the adjournment thereof at which the Proxy is to be used.

If you are a non-registered or beneficial shareholder, meaning your Shares are not registered in your own name but are registered in the name of a broker, bank or other intermediary (a “Beneficial Shareholder”), follow the instructions provided by your broker or other intermediary to vote your Shares. You may also consult the section in the Proxy Statement entitled “Proxy Voting – Beneficial Shareholders” for more detailed information.

If you have any questions or need assistance with the completion and delivery of your Proxy or VIF, please contact Laurel Hill Advisory Group, our proxy solicitation agent, by telephone at 1-877-452-7184, or by email at assistance@laurelhill.com.

On behalf of Golden Queen, I would like to thank all our shareholders for their ongoing support. We are committed to the success of this Joint Venture and believe it will put Golden Queen in a better position to meet the evolving needs of our business and shareholders.

Yours truly,

H. Lutz Klingmann
President, CEO and Director

- ii -

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD AT 10:00 A.M. ON <>, 2014

The Special Meeting of Shareholders (the “Meeting”) of Golden Queen Mining Co. Ltd. (the “Company” or “Golden Queen”) will be held at 10:00 a.m. (Pacific Standard Time) on <>, 2014 at <>, for the following purposes:

1.

to consider and, if thought fit, for disinterested shareholders to pass an ordinary resolution approving the Joint Venture to develop and operate the Soledad Project, as more particularly described in the attached Proxy Statement; and

2.	to transact any other business which may properly come before the Meeting, or any adjournment or postponement thereof.

The Board has fixed <>, 2014, as the record date for determining shareholders entitled to receive notice of, and to vote at, the Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Meeting.

All Registered Shareholders are invited to attend the Meeting in person, but even if you expect to be present at the Meeting, you are requested to mark, sign, date and return the enclosed Proxy or VIF as promptly as possible as directed on the form to ensure your representation. Beneficial Shareholders must complete the enclosed VIF and return it as directed on the VIF to ensure your representation. All proxies must be received by our transfer agent not less than forty-eight (48) hours, excluding Saturdays, Sundays, and holidays, before the time of the Meeting in order to be counted. All VIFs must be returned as directed and within the time specified on the VIF in order to be counted.

Registered shareholders attending the Meeting may vote in person even if they have previously voted by proxy.

If you have any questions or need assistance with the completion and delivery of your Proxy or VIF, please contact Laurel Hill Advisory Group, our proxy solicitation agent, by telephone at 1-877-452-7184, or by email at assistance@laurelhill.com.

Dated at Vancouver, British Columbia, this <> day of <>, 2014.

BY ORDER OF THE BOARD OF DIRECTORS

____________________________
H. Lutz Klingmann
President, CEO and Director

Important Notice Regarding the Availability of Proxy Materials for
the Company’s Special Meeting of Shareholders on <>, 2014.
The Company’s Proxy Statement is available online at www.goldenqueen.com

These proxy materials are being sent to both registered and non-registered shareholders. If you are a non-registered shareholder (a Beneficial Shareholder), and the Company or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials to you directly, the Company (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

GOLDEN QUEEN MINING CO. LTD.
6411 Imperial Avenue
West Vancouver, British Columbia, V7W 2J5

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

<>, 2014

In this Proxy Statement, all references to “US$” are references to United States dollars and all references to “C$” are references to Canadian dollars. As at <>, 2014, one Canadian dollar was equal to approximately US$<>.

GENERAL

The enclosed proxy is solicited by the Board of Golden Queen Mining Co. Ltd., a British Columbia corporation, for use at the Special Meeting of Shareholders (the “Meeting”) of Golden Queen to be held at 10:00 a.m. (Pacific Standard Time) on <>, 2014, at <>, and at any adjournment or postponement thereof.

In this Proxy Statement, “Registered Shareholders” means shareholders whose names appear on the records of the Company as the registered holders of Shares. “Beneficial Shareholders” means shareholders who do not hold Shares in their own name, as further explained under “Proxy Voting – Beneficial Shareholders” below.

This Proxy Statement and the accompanying proxy card are being mailed to our shareholders on or about <>, 2014. The Company is sending proxy-related materials directly to Registered Shareholders, as well as non-objecting Beneficial Shareholders under NI 54-101. Management of the Company also intends to pay for intermediaries to forward the proxy-related materials to objecting Beneficial Shareholders under NI 54-101.

It is expected that the solicitation of proxies will be made primarily by mail, but proxies may also be solicited personally or by telephone or email by certain of the Company’s directors, officers and regular employees, who will not receive additional compensation for such solicitation. In addition, the Company will reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses in forwarding solicitation materials to Beneficial Shareholders. The Company has engaged Laurel Hill Advisory Group to assist in the solicitation of proxies in connection with the Meeting. The Company has agreed to pay Laurel Hill Advisory Group a fee of C$25,000 plus reasonable out-of-pocket expenses to solicit proxies. This cost of solicitation will be paid by the Company.

Our administrative offices are located at 6411 Imperial Avenue, West Vancouver, British Columbia, V7W 2J5.

QUESTIONS AND ANSWERS

The following questions and answers are intended to assist Golden Queen shareholders in making a decision on how to vote at the Meeting. You are urged to read the entire Proxy Statement and the enclosed Proxy carefully, as the information below is a summary only, is not complete, and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement.

1.              Why am I receiving this Proxy Statement?

Pursuant to section 501(c) of the TSX Company Manual, Golden Queen’s shareholders are entitled to vote on the Joint Venture resolution. Section 501(c) of the TSX Company Manual states that if the value of the consideration to be received by an insider in connection with a transaction exceeds 10% of the market capitalization of an issuer, the transaction must be approved by the shareholders of the issuer, other than the insider. The Clay Group is considered an “insider” under the policies of the TSX, and is contributing US$35,750,000 to the Joint Venture. This exceeds 10% of Golden Queen’s market capitalization of approximately US$116,600,000 at the date of the Transaction Agreement, triggering the requirement for shareholder approval. The enclosed Proxy Statement provides background and summary information on the Joint Venture, as well as information on how to vote your Shares.

2.              When and where is the Meeting to consider the Joint Venture?

The Meeting will take place at 10:00 a.m. (Pacific Standard Time) on <>, 2014, at <>.

3.              Who is entitled to vote?

Shareholders of record as of the close of business on <>, 2014 (the “Record Date”) are entitled to vote at the Meeting, excluding the Clay Group and associates and affiliates of the Clay Group.

4.              Which securities of the Company are entitled to vote and how many votes does each shareholder have?

Each shareholder has one vote for each Share held. The Shares are the only securities of the Company that entitle their holders to vote at the Meeting.

5.              How do I vote?

If you are a Registered Shareholder, you may vote on the Joint Venture by either attending the Meeting in person or by completing and returning the enclosed Proxy in accordance with its instructions. Registered Shareholders may wish to vote by proxy whether or not they attend the Meeting in person. Registered Shareholders electing to submit a proxy may do so by completing the enclosed Proxy and returning it to the Company’s transfer agent, Computershare, in accordance with the instructions on the Proxy. You should ensure that the Proxy is received by Computershare at least 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting.

Beneficial Shareholders who own Shares through their broker or other intermediary should follow the instructions provided by their intermediary. If you do not provide voting instructions to your broker or intermediary, you may lose your right to vote at the Meeting. See “Proxy Voting – Beneficial Shareholders” for more information on how to vote your Shares.

6.              How many votes are necessary to approve the Joint Venture?

The Joint Venture resolution must be approved by a majority of the votes cast on the resolution by the shareholders of Golden Queen present in person or by proxy at the Meeting, excluding those votes in respect of Shares held by the Clay Group and affiliates and associates of the Clay Group (which amount to 30.6% of the issued and outstanding Shares of Golden Queen).

7.              What is the recommendation of the Board regarding the Joint Venture?

The Board, on the recommendation of the Special Committee, and based upon its own investigations, has unanimously concluded that the Joint Venture is in the best interests of Golden Queen. The Board recommends that the shareholders vote FOR the Joint Venture.

8.              Why has the Board chosen to pursue the Joint Venture?

Most importantly, the Joint Venture will provide the Company with the funds required to develop and operate the Soledad Project. Construction of infrastructure has been underway since July 2013, and the Joint Venture will provide the funds to continue that development.

The Special Committee and the Board considered various sources of funding, and the Joint Venture provides a low-risk, equity-based capital structure with no hedging and no financial covenants. In addition, it includes Leucadia, a well-respected and credible long-term partner with a history of successful investments in the mining sector. It is also supported by the Clay Group, who are long-term shareholders who have supported the Company for over 20 years, showing their dedication to the Company and the Soledad Project.

9.              Are there any other approvals required for the Joint Venture?

In addition to approval by Golden Queen’s shareholders, the Joint Venture is subject to final approval from the TSX. The Company has made a submission to the TSX, and the provisions of the Proxy Statement relating to the resolution sought were reviewed and accepted by the TSX, but there is no guarantee that the Joint Venture will receive final approval from the TSX.

10.            When will the Joint Venture be effective?

Golden Queen, Gauss Holdings and Auvergne are working to close the Joint Venture as soon as reasonably practicable. Subject to the approval of Golden Queen’s shareholders and the final approval from the TSX, the parties currently anticipate that the Joint Venture will close by <>, 2014. However, there can be no certainty that the Joint Venture will close, and shareholders are advised to review the “Risk Factors” section of this Proxy Statement.

11.            What happens if the Joint Venture is not approved by the shareholders or does not close?

If the Joint Venture is not approved by the shareholders, the Transaction Agreement will terminate and Golden Queen will be obliged to reimburse expenses in an aggregate amount of US$2,275,000 to Gauss Holdings and Auvergne within 15 days of a demand for payment from Gauss Holdings and Auvergne. In addition, Golden Queen will be forced to seek other parties interested in developing the Soledad Project, or other financing options. There is no guarantee that Golden Queen will be able to find other funding opportunities that would allow Golden Queen to continue to develop the Soledad Project, or that would be on terms acceptable to the Company. See “Risk Factors” in the Proxy Statement.

12.            What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Meeting by:

(a)	Executing a Proxy bearing a later date or by executing a valid notice of revocation; or
(b)	Personally attending the meeting and voting the Registered Shareholders’ Shares.

For more details on revoking your proxy, see the “Revocation of Proxies” section of the Proxy Statement.

13.            Who can I contact if I have questions?

Shareholders who would like additional copies of these materials or who have any questions about the Joint Venture, the information contained in this Proxy Statement, or the Meeting, including voting procedures, should contact their broker or Laurel Hill Advisory Group, our proxy solicitation agent, by telephone at 1-877-452-7184, or by email at assistance@laurelhill.com.

Shareholders who have questions about how to vote should contact their professional advisors.

SUMMARY OF THE TERMS OF THE JOINT VENTURE

The following is a summary of the proposed Joint Venture to develop and operate the Soledad Project, which shareholders will be asked to approve at the Meeting. This is a summary only, and shareholders are encouraged to read the full disclosure under “Proposal: Joint Venture for the Soledad Mountain Project” which appears later in this Proxy Statement.

Pursuant to an agreement dated June 8, 2014 (the “Transaction Agreement”), the Company, Golden Queen Mining Company, Inc., the Company’s wholly-owned California subsidiary (“GQ California”), Gauss Holdings, Auvergne and Gauss LLC (“Gauss”) agreed to enter into the Joint Venture. Under the Transaction Agreement the parties have agreed as follows:

•	the Company will form a new California subsidiary (“GQ Holdco”), and contribute all the outstanding stock of GQ California (which owns the Soledad Project) to GQ Holdco;

•	GQ Holdco will convert GQ California into a limited liability company;

•	GQ California will transfer all of its debts and liabilities to GQ Holdco, and GQ Holdco will become the guarantor of the loans currently guaranteed by GQ California;

•	on closing of the Joint Venture:

	o	Gauss will contribute US$110,000,000 to GQ California;

	o	GQ California will issue units to Gauss, such that Gauss will own 50% of GQ California;

o

the Company, GQ Holdco, GQ California and Gauss will enter into an amended and restated limited liability company agreement of GQ California regarding the operation of GQ California and the management of the Soledad Project (the “JV Agreement”);

•

if the Company terminates the Transaction Agreement in certain circumstances, including as a result of a failure to obtain the approval of the Joint Venture by the shareholders, the Company will be required to pay US$2,000,000 to Gauss Holdings and US$275,000 to Auvergne, in respect of their expenses (the “Expenses Fees”); and

•

if the Transaction Agreement is terminated and the Company enters into an agreement with another party that constitutes a Superior Proposal (as defined in the Transaction Agreement), the Company will be required to pay a termination fee in an aggregate amount of US$2,500,000, less any Expenses Fees paid, to Gauss Holdings and Auvergne.

The JV Agreement to be entered into on closing of the Joint Venture will contain the following terms:

•	during the nine month period following the effective date of the JV Agreement:

o

GQ Holdco will have the right to make a single capital contribution to GQ California of no less than US$15,000,000 and no more than US$25,000,000, with each such threshold to be reduced by 50% of the amount of any proceeds received by GQ California from any debt financing transaction completed (excluding, for the avoidance of doubt, any debt incurred by GQ California prior to the closing of the Joint Venture and that will be repaid in connection with such closing) (the “GQ Top Up Right”);

	o	if GQ Holdco exercises the GQ Top Up Right, Gauss will be required to make a capital contribution to GQ California in an amount equal to the amount that GQ Holdco contributes; and

o

if GQ Holdco does not exercise the GQ Top Up Right, Gauss will be obligated to make a capital contribution to GQ California of US$40,000,000, less the amount of any proceeds received by GQ California from any debt financing transaction completed (excluding, for the avoidance of doubt, any debt incurred by GQ California prior to the closing of the Joint Venture and that will be repaid in connection with such closing);

•	other than as described above, Gauss and GQ Holdco will not be required or permitted to make additional capital contributions, other than with the approval of the board of managers of GQ California;

•

GQ California will be managed by a board of managers made up of three representatives from Gauss and three representatives from GQ Holdco. For so long as the Clay Group beneficially owns at least 25% of the Company, at least one of GQ Holdco’s representatives on the board of managers shall be designated by Auvergne;

•

if GQ Holdco does not exercise the GQ Top Up Right, and Gauss makes its required capital contribution, the board of managers of GQ California will be reduced to five, and GQ Holdco will lose one representative on the board; and

•

the board of managers will elect officers of GQ California, and delegate certain powers to those officers. The initial officers of GQ California will be H. Lutz Klingmann (Chief Executive Officer) and Andrée St-Germain (Chief Financial Officer). As Chief Executive Officer, Mr. Klingmann will have direct and general charge and supervision of all business and administrative operations of GQ California. As Chief Financial Officer, Ms. St- Germain will be in charge of GQ California’s funds.

The Company also entered into a rights offering backstop agreement with Gauss Holdings and Auvergne (the “Standby Commitment”). Under the Standby Commitment:

•

if the Company conducts a rights offering, Gauss Holdings and Auvergne will, subject to certain terms, conditions and limitations, and at the option of the Company, purchase all or part of the Shares issuable pursuant to any rights that are unexercised by other holders of rights up to a maximum of US$45,000,000 at the lesser of (i) the price in United States currency at which the Shares are offered to holders of rights, or (ii) US$1.10 per Share; and

•	on closing of the Joint Venture, the Company will pay Gauss Holdings and Auvergne a non-refundable fee in an aggregate amount of US$2,250,000 in consideration of the Standby Commitment.

The Company will consider alternate sources of funding, and the size of any possible rights offering would be decreased by the amount of any other financing received from other sources.

APPOINTMENT OF PROXYHOLDER

The persons named as proxyholder in the accompanying Proxy or VIF were designated by the management of the Company (“Management Proxyholder”). A shareholder desiring to appoint some other person (“Alternate Proxyholder”) to represent him or her at the Meeting may do so by inserting such other person's name in the space indicated on the Proxy or VIF, or by completing another proper form of proxy. A person appointed as an Alternate Proxyholder need not be a shareholder of the Company.

EXERCISE OF DISCRETION BY PROXYHOLDER

The proxyholder will vote for or against or withhold from voting the Shares, as directed by a shareholder on the Proxy, on any ballot that may be called for. In the absence of any such direction, the Management Proxyholder will vote in favor of matters described in the Proxy or VIF. In the absence of any direction as to how to vote the Shares, an Alternate Proxyholder has discretion to vote them as he or she chooses.

The enclosed Proxy or VIF confers discretionary authority upon the proxyholder with respect to amendments or variations to matters identified in the attached Notice of Meeting and other matters which may properly come before the Meeting. At present, Management of the Company knows of no such amendments, variations or other matters.

PROXY VOTING

Registered Shareholders

If you are a Registered Shareholder, you may wish to vote by proxy whether or not you attend the Meeting in person. Registered Shareholders electing to submit a Proxy may do so by completing the enclosed Proxy and returning it to the Company’s transfer agent, Computershare, in accordance with the instructions on the Proxy. You should ensure that the Proxy is received by Computershare at least 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting or any adjournment thereof at which the Proxy is to be used. The chairman of the Meeting may elect to exercise his discretion to accept proxies received subsequently.

Beneficial Shareholders

The following information is of significant importance to Beneficial Shareholders (shareholders who do not hold Shares in their own name). There are two kinds of Beneficial Shareholders – those who object to their name being made known to the issuers of securities which they own (called OBOs for Objecting Beneficial Owners) and those who do not object to the issuers of the securities they own knowing who they are (called NOBOs for Non-Objecting Beneficial Owners). Beneficial Shareholders should note that the only proxies that can be recognized and acted upon at the Meeting are those deposited by Registered Shareholders (those whose names appear on the records of the Company as the registered holders of Shares).

If Shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those Shares will not be registered in the shareholder’s name on the records of the Company. Such Shares will more likely be registered under the names of the shareholder’s broker or an agent of that broker (both referred to as intermediaries). In the United States, the vast majority of such Shares are registered under the name of Cede & Co. as nominee for The Depository Trust Company (which acts as depositary for many U.S. brokerage firms and custodian banks), and in Canada, under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which acts as nominee for many Canadian brokerage firms). Every intermediary has its own mailing procedures and provides its own return instructions to clients. However, most intermediaries now delegate responsibility for obtaining voting instructions from clients to Broadridge Investor Communications Corporation (“Broadridge”) in the United States and in Canada.

Broadridge typically mails a scannable voting instruction form (“VIF”) instead of the form of proxy. The Beneficial Shareholder is asked to complete the VIF and return it to Broadridge by mail or facsimile. Alternatively, the Beneficial Shareholder may call a toll-free number or go online to vote. Broadridge then tabulates the results of all instructions received and provides appropriate instructions with respect to the voting of Golden Queen Mining Shares to be represented at the applicable meeting.

The VIF will name the same persons as the Company's Proxy to represent you at the Meeting. Although as a Beneficial Shareholder you may not be recognized directly at the Meeting for the purposes of voting Shares registered in the name of your intermediary, you, or a person designated by you (who need not be a shareholder), may attend the Meeting as proxyholder for your intermediary and vote your Shares in that capacity. To exercise this right to attend the Meeting or appoint a proxyholder of your own choosing, you should insert the name of the desired representative in the blank space provided in the VIF. Alternatively, you may provide other written instructions requesting that you or your desired representative attend the Meeting as proxyholder for your intermediary. The completed VIF or other written instructions must then be returned in accordance with the instructions on the form.

Should a Beneficial Shareholder wish to attend and vote at the Meeting in person (or have another person attend and vote on behalf of the Beneficial Holder), the Beneficial Shareholder should strike out the names of the persons named in the proxy or voting instruction form and insert the name of the Beneficial Shareholder (or such other person) in the blank space provided. In either case, Beneficial Shareholders should carefully follow the instructions of their intermediaries and their intermediaries’ service companies.

The Company may utilize the Broadridge QuickVote service to assist shareholders with voting their shares. NOBO’s may be contacted by Laurel Hill Advisory Group to conveniently obtain a vote directly over the phone.

REVOCATION OF PROXIES

In addition to revocation in any other manner permitted by law, a Registered Shareholder who has given a Proxy may revoke it by:

(a)

Executing a Proxy bearing a later date or by executing a valid notice of revocation, either of the foregoing to be executed by the Registered Shareholder or the Registered Shareholder’s authorized attorney in writing, or, if the shareholder is a corporation, under its corporate seal (if applicable) by an officer or attorney duly authorized, and by delivering the Proxy bearing a later date to Computershare at any time up to and including the last business day that precedes the day of the Meeting or, if the Meeting is adjourned, the last business day that precedes any reconvening thereof, or to the chairman of the Meeting on the day of the Meeting or any reconvening thereof, or in any other manner provided by law, or

(b)	Personally attending the meeting and voting the Registered Shareholders’ Shares.

A revocation of a Proxy will not affect a matter on which a vote is taken before the revocation.

Only Registered Shareholders have the right to revoke a Proxy. Beneficial Shareholders who wish to change their vote must, at least seven days before the Meeting, arrange for their respective intermediaries to revoke the Proxy on their behalf.

VOTING PROCEDURE

A quorum for the transaction of business at the Meeting is one person present at the meeting representing in person or by proxy not less than 10% of the votes eligible to be cast at such meeting. Broker non-votes occur when a person holding Shares through a bank or brokerage account does not provide instructions as to how his or her Shares should be voted and the broker does not exercise discretion to vote those Shares on a particular matter. Abstentions and broker non-votes will be included in determining the presence of a quorum at the Meeting, but will not be counted for or against the Joint Venture.

Shares for which Proxies are properly executed and returned will be voted at the Meeting in accordance with the directions noted thereon or, in the absence of directions, will be voted “FOR” the approval, by ordinary resolution, of the Joint Venture, other than broker non-votes, which will not be counted for or against the Joint Venture. It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their discretion with respect to such matters.

To be approved, each matter which is submitted to a vote of shareholders must be approved by a majority of the votes cast by the shareholders voting in person or by proxy at the Meeting, excluding the votes of the Clay Group and associates and affiliates of the Clay Group.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Thomas M. Clay, a member of the Clay Group, is also the Chairman of the Board of Golden Queen. The Clay Group, via Auvergne, will own 32.5% of Gauss, which will have a 50% interest in the Soledad Project. For so long as the Clay Group beneficially owns at least 25% of the Company, at least one of GQ Holdco’s representatives on the board of managers will be designated by Auvergne.

The Clay Group and affiliates and associates of the Clay Group own approximately 30.6% of the issued and outstanding Shares of Golden Queen. Any votes by the Clay Group and its associates and affiliates will be excluded in determining whether or not a majority of the votes cast by the shareholders of Golden Queen voting in person or by proxy at the Meeting have approved the Joint Venture. As a result, the votes of the following shareholders will be excluded from voting on the Joint Venture:

Name	Number of Shares(1)

LTC Corp.	26,114

LTC Corp. Profit Sharing and Retirement Plan	4,663

Landon T. Clay 2013-4 Annuity Trust	7,281,553	(2)

Landon T. Clay	17,047,019

Monadnock CLT	2,353,269

Skadutakee II CLT	98,000

Thomas M. Clay	1,805,680

Arctic Coast Petroleum Ltd.	807,250

Harris Clay	7,258,330

933 Milledge LLC	50,000

Jonathan Clay	3,508,870	(3)

James Clay	32,000

Lavinia Clay	2,351

Total number of currently outstanding Shares held	30,566,362

Total number of Shares assuming conversion of convertible debentures	40,275,099

(1)	The information relating to the above share ownership was provided by the Clay Group.
(2)	Shares reserved for immediate issuance on exercise of convertible debentures.
(3)	Includes 2,427,184 Shares reserved for immediate issuance on exercise of a convertible debenture.

Except as disclosed above, no other Person has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in matters to be acted upon at the Meeting. For the purpose of this paragraph, “Person” shall include each person: (a) who has been a director, senior officer or insider of the Company at any time since the commencement of the Company’s last fiscal year; or (b) who is an associate or affiliate of a person included in subparagraph (a).

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

On <>, 2014 (the “Record Date”) there were 99,778,680 Shares of our common stock issued and outstanding, each Share carrying the right to one vote. Only shareholders of record at the close of business on the Record Date will be entitled to vote in person or by proxy at the Meeting or any adjournment thereof.

To the knowledge of the directors and executive officers of the Company, the beneficial owners or persons exercising control over Company Shares carrying more than 5% of the outstanding voting rights are:

	Number of		Approximate %
Name and Address	Shares(1)	Nature of Ownership	of Total Issued
Landon T. Clay	17,077,796	Sole voting and investment control	17.1%
Providence, RI, USA	10,550,072(2)(3)(4)(5)	Shared voting and investment control	10.6%

Thomas M. Clay	1,805,680	Sole voting and investment control	1.8%
Providence, RI, USA	8,098,803(2)(4)(5)	Shared voting and investment control	8.1%

Harris Clay	7,258,330	Sole voting and investment control	7.3%
Augusta, GA, USA	3,258,519(3)(4)	Shared voting and investment control	3.3%

Name and Address	Number of Shares(1)	Nature of Ownership	Approximate % of Total Issued
Sprott Asset Management LP Toronto, ON, Canada	8,569,900	Sole voting and investment control	8.6%

(1)

The information relating to the above share ownership was obtained by the Company from insider reports and beneficial ownership reports on Schedule 13D filed with the United States Securities and Exchange Commission or available at www.sedi.com, or from the shareholder, and includes direct and indirect holdings.

(2)	Includes 7,281,553 Shares reserved for immediate issuance on exercise of convertible debentures of which Landon T. Clay and Thomas M. Clay have shared voting and investment control.
(3)	Landon T. Clay and Harris Clay have shared voting and investment control of 2,451,269 Shares.
(4)	Landon T. Clay, Thomas M. Clay, and Harris Clay have shared voting and investment control of 807,250 Shares.
(5)	Landon T. Clay and Thomas M. Clay have shared voting and investment control of 10,000 Shares.

To the knowledge of the directors and executive officers of the Company, the directors and executive officers of the Company beneficially own the following Shares of the Company:

Name and Address	Number of Shares	Approximate % of
		Total Issued
Thomas M. Clay Providence, RI, USA	9,904,483(2)(3)(4)(5)	9.9%
H. Lutz Klingmann West Vancouver, BC, Canada	829,100	0.8%
Bryan A. Coates Saint-Lambert, QC, Canada	50,000(1)	0.05%
Guy Le Bel Repentigny, QC, Canada	50,000(1)	0.05%
Bernard Guarnera Broomfield, CO, USA	75,000(1)	0.08%
Andrée St-Germain Vancouver, BC, Canada	300,000(1)	0.3%
Laurence Morris Mojave, CA, United States	300,000(1)	0.3%
All Directors and officers	11,508,583	11.53%

(1)

These amounts include beneficial ownership of securities not currently outstanding but which are reserved for immediate issuance on exercise of options. In particular, these amounts include Shares issuable upon exercise of options as follows: 50,000 Shares issuable to Bryan A. Coates, 50,000 Shares issuable to Guy Le Bel, 50,000 Shares issuable to Bernard Guarnera, 300,000 Shares issuable to Andrée St-Germain, and 300,000 Shares issuable to Laurence Morris.

(2)	Includes 7,281,553 Shares reserved for immediate issuance on exercise of convertible debentures of which Landon T. Clay and Thomas M. Clay have shared voting and investment control.
(3)	Landon T. Clay and Harris Clay have shared voting and investment control of 2,451,269 Shares.
(4)	Landon T. Clay, Thomas M. Clay, and Harris Clay have shared voting and investment control of 807,250 Shares.
(5)	Landon T. Clay and Thomas M. Clay have shared voting and investment control of 10,000 Shares.

PRIOR SALES

The following table sets forth, for the 12-month period prior to the date of this Proxy Statement, the prior sales of Shares and debt convertible into Shares, but excluding Shares sold pursuant to the exercise of employee stock options, warrants or conversion rights, the price at which such securities were issued, the number of securities issued and the date of which such securities were issued:

Description of Security	Date Issued	Number of Securities Issued	Price/Exercise Price (C$)
Convertible debenture(1)	July 26, 2013	N/A	1.03
Shares(2)	February 28, 2014	15,300	1.52

(1)

The Company issued convertible debentures for aggregate gross proceeds of C$10,000,000. The convertible debentures are unsecured and bear interest at 2% per annum, calculated on the outstanding principal balance, payable annually. The principal amounts of the notes are convertible into Shares at a price of C$1.03 per Share for a period of two years. If the notes have not been converted by the holders prior to the maturity date, then the Company may convert them at the lower of C$1.03 or the market price as at the maturity date. The market price on the maturity date will be determined based on the volume-weighted average price of the Shares traded on the TSX for the five trading days preceding the maturity date. An investment vehicle managed by Thomas M. Clay, a director and insider of the Company, acquired C$7,500,000 of the convertible debentures, and Johnathan Clay, a member of the Clay Group, acquired the remaining C$2,500,000.

(2)	The Shares were issued in connection with mineral property interests of the Company.

DIVIDEND RECORD AND POLICY

The Company has not declared or paid any dividends on the Shares in the two years prior to the date of this Proxy Statement, and has no current intention to declare a dividend. Any decision to pay dividends on the Shares in the future will be made by the Board on the basis of earnings, financial requirements, and other conditions existing at such future time.

TRADING PRICE AND VOLUME

The Shares are listed on the TSX under the symbol GQM. The following table sets forth the price range and volume of Shares as reported by the TSX for the periods indicated.

Month	High (C$)	Low (C$)	Volume
December 2013	1.00	0.62	2,006,438
January 2014	1.46	0.80	1,447,636
February 2014	1.74	1.18	1,531,207
March 2014	1.99	1.57	1,949,062
April 2014	1.98	1.57	977,819
May 2014	1.91	1.30	651,881
June <> - <>, 2014	<>	<>	<>

On June 6, 2014, the trading date immediately preceding the announcement of the Joint Venture, the closing price for the Shares on the TSX was C$1.32 per Share.

The Shares are also quoted on the OTCQX International Exchange under the symbol GQMNF. The following table sets forth the price range and volume of shares as reported by the OTCQX for the periods indicated.

Month	High (US$)	Low (US$)	Volume
December 2013	0.9042	0.598	3,440,247
January 2014	1.33	0.75	2,220,521
February 2014	1.56	1.0625	2,709,007
March 2014	1.81	1.41	3,327,424
April 2014	1.79	1.42	2,413,918
May 2014	1.76	1.19	1,689,104
June <> - <>, 2014	<>	<>	<>

On June 6, 2014, the trading date immediately preceding the announcement of the Joint Venture, the closing price for the Shares on the OTCQX International Exchange was US$1.1687 per Share.

PROPOSAL: JOINT VENTURE FOR THE SOLEDAD MOUNTAIN PROJECT

At the Meeting, shareholders will be asked to approve the proposed Joint Venture to develop and operate the Soledad Project.

Parties to the Joint Venture

Pursuant to the Transaction Agreement, the Company, GQ California, Gauss Holdings, Auvergne and Gauss have agreed to enter into the Joint Venture to develop and operate the Soledad Project.

The Company is developing the Soledad Project, a gold-silver, open pit, heap leach operation located just outside the town of Mojave in Kern County in southern California. See “About the Soledad Mountain Project” below for more detail. GQ California is a wholly-owned California subsidiary of the Company which owns the Soledad Project. Pursuant to the Transaction Agreement, the Company has agreed to form a new California subsidiary of the Company, GQ Holdco, and contribute all the outstanding stock of GQ California to GQ Holdco. The Company will also convert GQ California into a California limited liability company, will transfer all of GQ California’s debts and liabilities to GQ Holdco, and GQ Holdco will become the guarantor of certain loans currently guaranteed by GQ California.

Gauss Holdings is a Delaware limited liability company and an investment vehicle of Leucadia. Leucadia operates a merchant and investment banking platform that creates, acquires and owns a diversified group of businesses. Leucadia has subsidiaries, joint venture interests and investments in a range of businesses, including its largest wholly-owned subsidiary, Jefferies Group LLC (investment banking and securities), and its joint ventures, Jefferies Finance LLC (corporate lending) and Jefferies LoanCore LLC (commercial mortgage lending). Leucadia has a range of other investments in auto retail, beef processing, broadband communications, financial services, manufacturing, oil and gas, and real estate, and owns 20% of Harbinger Group Inc. Leucadia’s principal executive offices are located at 520 Madison Avenue, New York, New York, 10022, and its primary telephone number is (212) 460-1900.

Auvergne is a Delaware limited liability company and an investment vehicle of the Clay Group, who are long-term shareholders of the Company. Thomas M. Clay is also a director and insider of the Company. Auvergne’s principal executive offices are located at 10 Memorial Boulevard, Suite 902, Providence, Rhode Island, 02903, and its primary telephone number is (401) 490-0700.

Gauss Holdings and Auvergne formed Gauss, a Delaware limited liability company, for the purposes of investing in the Joint Venture. Gauss Holdings will contribute US$74,250,000 and Auvergne will contribute US$35,750,000 to Gauss, giving them 67.5% and 32.5% of the interests in Gauss, respectively.

Terms of the Joint Venture

Under the Transaction Agreement, the parties have agreed as follows:

  On closing of the Joint Venture, Gauss will contribute US$110,000,000 to GQ California and GQ California will issue units to Gauss, such that Gauss will own 50% of GQ California.

  On closing of the Joint Venture, GQ California will pay US$2,000,000 to Gauss Holdings and US$275,000 to Auvergne for fees and expenses incurred by them in connection with negotiating the Joint Venture.

  Neither the Company nor any of its affiliates or representatives may, directly or indirectly, solicit, facilitate or engage in any discussions with any party other than Gauss Holdings, Gauss or Auvergne regarding (a) an acquisition of 20% or more of the Company’s consolidated assets; (b) an acquisition of 20% or more of the outstanding capital stock of the Company or GQ California; (c) a tender offer or exchange offer that would result in 20% or more of the outstanding capital stock of the Company or GQ California being owned by the offeror making such offer; (d) a merger, consolidation, plan of arrangement, recapitalization or similar transaction involving the Company or GQ California; or (e) any joint venture or transaction related to an acquisition of the assets of the Company or GQ California (any such transaction, a “Takeover Proposal”).

  Without the prior written consent of Gauss Holdings and Auvergne, GQ California may not (a) issue any equity securities or any securities convertible into equity securities of GQ California; (b) redeem or purchase or otherwise acquire any of GQ California’s outstanding shares of capital stock or equity interests except pursuant to contracts in effect as of the date of the Transaction Agreement; (c) declare any dividends on GQ California’s capital stock or equity interests; (d) split, combine, subdivide or reclassify any shares or equity interests of GQ California’s capital stock; (e) amend, modify, make, change or revoke any material tax election or enter into any tax sharing or tax indemnity agreement; (f) incur or assume any indebtedness or guarantee any indebtedness of another person; (g) make any loans or advances to any person, except travel and similar advances to employees; (h) enter into any collective bargaining agreement or adopt, amend or terminate any benefit plan; (i) sell, dispose of or otherwise transfer, lease, license or encumber any material properties or assets; (j) directly or indirectly, by merger, consolidation or purchase of all or a substantial amount of the capital stock in any person or acquire, except in the ordinary course of business, any assets for consideration in excess of US$1,000,000; (k) adopt any plan of complete or partial liquidation or dissolution or (l) agree to take any of the foregoing actions.

  The Transaction Agreement may be terminated (a) upon unanimous written consent of the Company, GQ California, Gauss Holdings, Auvergne and Gauss; (b) by any of the parties if (I) the transactions contemplated by the Transaction Agreement have not been consummated on or before December 31, 2014 (but a party that has materially breached its obligations under the Transaction Agreement may not terminate), (II) the consummation of the transactions contemplated by the Transaction Agreement is enjoined, prohibited or otherwise restrained by any law, injunction, judgment, order or decree (but a party that has principally caused such restraint may not terminate) or (III) the Company’s stockholders do not approve the Transaction Agreement; (c) by Gauss Holdings if (I) the Company or GQ California materially fail to perform their obligations or breach their representations and warranties and have not cured such non-performance or breach, or (II) if the Board approves or recommends a Takeover Proposal, fails to recommend that the shareholders approve the Joint Venture, or fails to reject a publicly disclosed Takeover Proposal and reconfirm the recommendation to the shareholders to approve the Joint Venture; or (d) by the Company or GQ California if (I) Gauss Holdings, Gauss or Auvergne breach their respective representations, warranties or covenants and have not cured such breach, or (II) prior to the receipt of shareholder approval, the Company enters into a definitive agreement with respect to a superior proposal. The foregoing termination provisions are referred to herein as the “Termination Provisions.”

  If the Transaction Agreement is terminated in accordance with the Termination Provisions, then the Company will pay the Expenses Fees of US$2,000,000 to Gauss Holdings and $275,000 to Auvergne.

  If the Transaction Agreement is terminated and the Company has: (a) received a Takeover Proposal and enters into a definitive agreement with another party regarding such Takeover Proposal within 6 months of the termination; (b) failed to call and hold the shareholder meeting or comply with the restrictions with respect to any Takeover Proposal or has materially failed to perform its obligations or has breached its representations and warranties and has not cured such non-performance or breach; or (c) concurrently entered into a definitive agreement with respect to a superior proposal, the Company will pay Gauss Holdings and Auvergne a termination fee in an aggregate amount of US$2,500,000, less any Expenses Fees paid (the “Termination Fee”). The Termination Fee, if unpaid when due, will accrue interest at the prime lending rate (as published in the Wall Street Journal) plus 5%.

On closing of the Joint Venture, the Company, GQ Holdco, GQ California and Gauss will enter into the JV Agreement regarding the operation of GQ California, which will contain the following terms:

  On closing of the Joint Venture, GQ California will distribute US$5,000,000 to each of GQ Holdco and Gauss. GQ Holdco will distribute this amount to the Company, which will use those funds to pay the Expenses Fees and the fees payable in respect of the Standby Commitment.

  During the nine month period after the effective date of the JV Agreement, GQ Holdco will have the right to exercise the GQ Top Up Right, making a single capital contribution to GQ California of no less than US$15,000,000 and no more than US$25,000,000, with each such threshold to be reduced by 50% of the amount of any proceeds received by GQ California from any debt financing transaction completed (excluding, for the avoidance of doubt, any debt incurred by GQ California prior to the closing of the Joint Venture and that will be repaid in connection with such closing). Gauss will then be required to make a capital contribution to GQ California in an amount equal to the amount that GQ Holdco contributes. If GQ Holdco does not exercise the GQ Top Up Right, Gauss will be obligated to make a US$40,000,000 capital contribution to GQ California prior to the date that is nine months following the effective date of the JV Agreement, with the amount of such capital contribution to be reduced by the amount of any proceeds received by GQ California from any debt financing transaction completed (excluding, for the avoidance of doubt, any debt incurred by GQ California prior to the closing of the Joint Venture and that will be repaid in connection with such closing). GQ California shall issue units of GQ California in exchange for such capital contributions, such that GQ Holdco’s interest will be diluted if it does not exercise the GQ Top Up Right. In addition, GQ Holdco will lose a representative on the board of managers if it does not exercise the GQ Top Up Right.

  Other than as described below with respect to the Standby Commitment, Gauss and GQ Holdco will not be required or permitted to make additional capital contributions, other than with the approval of the board of managers of GQ California. If the board of managers decides additional capital contributions are necessary, Gauss and GQ Holdco will have the right to participate in the capital raise pro rata to their interest in GQ California. If one party chooses not to participate or does not participate for the full amount, the other party has the right to take up the remaining amount, with their additional share of units of GQ California priced at fair market value determined in accordance with the JV Agreement.

  GQ California will be managed by a board of managers made up of three representatives designated by Gauss and three representatives designated by GQ Holdco. For so long as the Clay Group beneficially owns at least 25% of the Company, at least one of GQ Holdco’s representatives on the board of managers shall be designated by Auvergne. An affirmative vote of a majority of the representatives is required to approve actions of the board of managers, provided that in certain circumstances a supermajority is required, being an affirmative vote of a majority of the representatives of Gauss and a majority of the representatives of GQ Holdco. If a supermajority is required and GQ Holdco has only two representatives, four of the five members of the board must consent to the decision being made. As noted above, if GQ Holdco does not exercise the GQ Top Up Right, and Gauss makes its required capital contribution, the board of managers of GQ California will be reduced to five, and GQ Holdco will lose one representative on the board.

  The board of managers will elect officers of GQ California, and delegate certain powers to those officers. The initial officers of GQ California will be H. Lutz Klingmann (Chief Executive Officer) and Andrée St-Germain (Chief Financial Officer). As Chief Executive Officer, Mr. Klingmann will have direct and general charge and supervision of all business and administrative operations of GQ California. As Chief Financial Officer, Ms. St- Germain will be in charge of GQ California’s funds. Certain actions of the officers, including adopting or changing budgets, entering into transactions outside the ordinary course of business and issuing units in GQ California to non-members of GQ California, require the consent of the board of managers.

  The JV Agreement will contain a customary right of first offer/refusal and tag-along right should any party wish to sell its interest in GQ California.

  Once a party is diluted to less than a 20% interest in GQ California, certain rights of such party will terminate, including the right to participate in future capital raises, the right to appoint representatives to the board of managers and the right of first offer/refusal.

If the Company conducts a rights offering, Gauss Holdings and Auvergne have agreed to backstop such offering pursuant to the Standby Commitment. Under the Standby Commitment, Gauss Holdings and Auvergne have agreed, subject to certain terms, conditions and limitations, and at the option of the Company, to purchase all or part of the Shares issuable pursuant to any rights that are unexercised by other holders of rights up to a maximum of US$45,000,000 in the aggregate at an exercise price equal to the lesser of (i) the price in United States currency at which the Shares are offered to holders of rights, or (ii) US$1.10 per Share. In consideration for providing the Standby Commitment, on closing of the Joint Venture, Gauss Holdings and Auvergne will be entitled to be paid a non-refundable fee in the aggregate amount of US$2,250,000. Members of the Clay Group whose votes are not entitled to be counted in obtaining the shareholder approval of the Joint Venture may choose to exercise their rights, transfer their rights or allow their rights to expire.

The Company has also entered into registration rights agreements (the “Registration Rights Agreements”) with Gauss Holdings, and with Auvergne, and certain members of the Clay family (Landon T. Clay, Thomas M. Clay, Harris Clay, Jonathan Clay, and Landon T. Clay 2013-4 Annuity Trust, collectively the “Clay Shareholders”), pursuant to which the Company has agreed to register under United States securities laws, any Shares issued to Gauss Holdings, Auvergne or the Clay Shareholders pursuant to the Standby Commitment, as well as any Shares held by such parties on closing of the Joint Venture. Such registration will be at the request of Gauss Holdings, Auvergne or the Clay Shareholders, and the aggregate gross proceeds expected to be received by Gauss Holdings or by Auvergne and the Clay Shareholders from the sale of the Shares subject to such registration must be at least US$5,000,000.

The Company will consider alternate sources of funding, and the size of any possible rights offering would be decreased by the amount of any other financing received from other sources.

Pursuant to the Transaction Agreement, closing of the Joint Venture is subject to:

  receipt of approval of the shareholders of the Company of the Joint Venture and related agreements by a majority of the votes cast on the resolution by the shareholders of the Company present in person or by proxy at the Meeting, excluding those votes in respect of shares of the Company held by the Clay Group and associates and affiliates of the Clay Group that are required to be excluded pursuant to the requirements of the TSX or securities laws;

  receipt of all regulatory approvals or authorizations required for the consummation of the Joint Venture;

  GQ California having been converted to a California limited liability company; and

  other customary closing conditions, including the truth and correctness of the representations and warranties, completion of required obligations under the Transaction Agreement, no material adverse effect having occurred, and delivery of officers’ certificates confirming the foregoing.

The Company has made a submission to the TSX regarding the Joint Venture, and the provisions of the Proxy Statement relating to the resolution sought were reviewed and accepted by the TSX.

Corporate Structure

The corporate relationships between the Company, its subsidiaries and its interest in the Soledad Project before and after closing of the Joint Venture are as follows:

About the Soledad Mountain Project

The Soledad Project is a gold-silver project located approximately 5 miles south of the town of Mojave in Kern County, California. The Soledad Project will use conventional open pit mining methods and the cyanide heap leach and Merrill-Crowe processes to recover gold and silver from crushed, agglomerated ore.

The Company is focused on advancing the Soledad Project to production. Construction is being done in three phases, with Phase I having started in July 2013, and Phase II construction having commenced in 2014. The Company’s focus in 2013 was on the basic infrastructure of the Soledad Project. This included widening of Silver Queen Road and adding turning lanes, a dip-crossing across a flood plain, initial site grading with access roads and a parking lot which has now been paved, extensive site drainage work, and the overland conveyor route. The Company also backfilled a number of vertical shafts as a safety measure. Detailed engineering continued in 2013.

The first of the key projects commenced in 2014 was the construction of the workshop-warehouse. The workshop-warehouse is targeted for completion in July, and construction of the water supply infrastructure is underway. In addition, site grading of the area where the crushing-screening plant will be constructed was completed in May, and detailed engineering also continued in 2014. The Company engaged a core group of managers for the Soledad Project all based in Mojave in 2014.

The commitment to the Phase III items, which includes a number of major projects such as the crushing-screening plant, Merrill-Crowe plant, assay laboratory, conveying and stacking system, the Phase I heap leach pad and the power supply, will depend upon closing of the Joint Venture. Pre-production mining is expected to start early in 2015, with the timeline for the remaining construction being 15 to 18 months from the date of this Proxy Statement. Commissioning of the facilities should therefore be feasible in the fourth quarter of 2015 with the start of production shortly thereafter.

As noted above, Gauss will contribute US$110,000,000 to the Joint Venture. These funds will be used to continue to develop the Soledad Project.

Reasons for the Joint Venture

The Joint Venture will provide the Company with the funds required to develop and operate the Soledad Project. Construction of infrastructure has been underway since July 2013, and the Joint Venture will provide the funds to continue that development.

The Special Committee and the Board considered various sources of funding, and the Joint Venture provides a low-risk, equity-based capital structure with no hedging and no financial covenants. In addition, it includes Leucadia, a well-respected and credible long-term partner with a history of successful investments in the mining sector. It is also supported by the Clay Group, long-term shareholders who have supported the Company for over 20 years, showing their dedication to the Company and the Soledad Project.

Valuation and Fairness Opinion

Maxit Capital prepared the Valuation and Fairness Opinion, each dated effective as of June 7, 2014, for the Special Committee. Copies of the full Valuation and Fairness Opinion are attached to this Proxy Statement as Schedule A and Schedule B, respectively. Shareholders are urged to read both these documents carefully in their entirety, especially with regard to the assumptions and limitations contained in those documents. This following summary is qualified by the information contained in the attached Valuation and Fairness Opinion.

Qualifications and Independence of Maxit Capital

Maxit Capital is an independent advisory firm with expertise in mergers and acquisitions. The opinions expressed in the Valuation and Fairness Opinion are the opinions of Maxit Capital, and the form and content was approved for release by its managing partners, each of whom is experienced in merger, acquisition, divestiture, and valuation matters.

Neither Maxit Capital, nor any of its affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) or the rules made thereunder) of the Company, Leucadia, Gauss Holdings, the Clay Group, Auvergne or Gauss, or any of their respective associates or affiliates (collectively, the “Interested Parties”). Maxit Capital has not been engaged to provide any financial advisory services, nor has it participated in any financings involving the Interested Parties within the past two years, other than acting as financial advisor to the Special Committee in connection with the Joint Venture. There are no other understandings, agreements or commitments between Maxit Capital and any of the Interested Parties with respect to any current or future business dealings which would be material to the Valuation or Fairness Opinion. Maxit Capital may in the ordinary course of business provide financial advisory, investment banking, or other financial services to one or more of the Interested Parties from time to time.

Engagement of Maxit Capital

Maxit Capital was retained by the Special Committee by letter agreement dated January 11, 2014. Maxit Capital was retained to act as the Special Committee’s financial advisor in connection with evaluating a joint venture to finance the construction of the Soledad Project. Pursuant to its engagement, Maxit Capital prepared the Valuation with respect to the valuation of GQ California and the interest in the Joint Venture to be acquired by Gauss, and the Fairness Opinion with respect to whether the consideration to be received by the Company pursuant to the Joint Venture is fair from a financial point of view to the Company.

Maxit Capital was paid a cash fee for the Valuation and Fairness Opinion, which fee was not contingent upon the conclusions reached in the Valuation or Fairness Opinion, or on the completion of the Joint Venture. The Company also reimbursed Maxit Capital for its reasonable out-of-pocket expenses and agreed to indemnify Maxit Capital in respect of certain liabilities that might arise out of the engagement.

Scope of Review

In connection with preparing the Valuation and Fairness Opinion, Maxit Capital reviewed and relied upon various sources of information as set out in the “Scope of Review” section of both the Valuation and Fairness Opinion, and which included, among other things:

•	the agreements related to the Joint Venture;

•	certain internal financial, operating, corporate and other information prepared or provided by or on behalf of theCompany;

•	internal management forecasts, development and operating projections, estimates (including future estimates of mineable resources) and budgets prepared or provided by or on behalf of the Company;

•	discussions with management of the Company, as well as Leucadia, Gauss Holdings, the Clay Group, Auvergne and Gauss;

•	public information relating to the Company, selected public companies and precedent transactions;

•	various equity research reports;

•	a certificate from two senior officers of the Company as to the completeness and accuracy of the information provided to Maxit Capital; and

•

such other information, investigations, analyses and discussions (including discussions with the Company’s external legal counsel, and other third parties) as Maxit Capital considered necessary or appropriate in the circumstances.

To the knowledge of the management and directors of the Company, Maxit Capital was not denied access by the Company to any material information it requested specifically regarding the Company and its wholly-owned subsidiaries, including GQ California.

Assumptions and Limitations

In preparing the Valuation and Fairness Opinion, Maxit Capital made certain assumptions and imposed certain limitations as set out in the “Assumptions and Limitations” section of both the Valuation and Fairness Opinion, and which included, among other things:

•
an assumption as to the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by Maxit Capital from public sources, or provided to Maxit Capital by the Company or its affiliates or advisors or otherwise obtained by Maxit Capital pursuant to its engagement;

•
an assumption as to the accuracy and fair presentation of the audited financial statements of the Company and the reports of the auditors thereon and the interim unaudited financial statements of the Company, which were relied on by Maxit Capital;

•
an assumption that the forecasts, projections, estimates or budgets relied upon in its financial analyses were reasonably prepared on bases reflecting the most reasonable assumptions, estimates and judgments of management of the Company, having regard to the Company’s business, plans, financial condition and prospects;

•
the limitation that Maxit Capital provides no opinion concerning any legal, tax or accounting matters concerning the Joint Venture or the sufficiency of the Valuation or Fairness Opinion for the Company’s purposes;

•
the limitation that the Valuation and Fairness Opinion were based on securities markets, economic and general business and financial conditions prevailing as at the close of business on June 5, 2014 and the conditions and prospects, financial and otherwise, of the Company and the other parties to the Joint Venture as they were reflected in the information provided to Maxit Capital;

•
numerous assumptions with respect to industry performance, general business, markets and economic conditions and other matters, many of which are beyond the control of any party involved in the Joint Venture;

•
the limitation that the valuation was provided for the use of the Special Committee in considering the Joint Venture and is not intended to be, and does not constitute a recommendation to any shareholder of the Company with respect to the Joint Venture; and

•
with respect to the Valuation, the valuation methodology employed by Maxit Capital required the development of long-range financial projections for GQ California, which reflect numerous assumptions regarding the impact of general economic and industry conditions on GQ California’s future financial results, and which assumptions may prove to be incorrect.

Summary of the Valuation

This Valuation was prepared in accordance with the guidelines of the Investment Dealers Association of Canada (‘‘IDA’’) and Standard No. 110 of the Canadian Institute of Chartered Business Valuators (‘‘CICBV’’), but neither the IDA nor the CICBV was involved in the preparation or review of the Valuation.

The Valuation was prepared based on techniques that Maxit Capital considered appropriate in the circumstances, after considering all relevant facts and taking into account the assumptions set out in the Valuation, in order to arrive at “fair market value” of GQ California. In this context and for the purposes of the Valuation, “fair market value” was defined as the price available in an open and unrestricted market between informed, prudent parties, acting at arm’s length and under no compulsion to act, expressed in terms of money or money’s worth.

Values determined in the Valuation and on the foregoing basis represent the “market trading” values of GQ California. Market trading values represent the expected price an acquirer would be required to pay to obtain less than a majority of the voting interests of GQ California. Given the amounts being financed through the Joint Venture relative to the market capitalization of the Company, Maxit Capital felt that it is appropriate to take into consideration typical price discounts required to complete a large equity financing in the public or private markets.

A description of the valuation methodologies used and applied by Maxit Capital follows.

Net Asset Value Analysis

Maxit Capital valued GQ California based on a net asset value (“NAV”) approach. This approach involves attributing values to each of a company’s assets and liabilities, as applicable, using the assumptions and methodologies appropriate in each case and reflects the risks, prospects and profitability of each asset. As a result, NAV analysis is the fundamental method used to value mining assets and their associated liabilities which are, by nature, each subject to a variety of unique factors.

GQ California’s only assets and liabilities are derived from the Soledad Project and therefore, the value of GQ California can be estimated by determining the net present value (“NPV”) of the Soledad Project’s future cash flows. At the date of the Valuation, there are no corporate general and administrative expenses incurred by GQ California that are not related to the Soledad Project and as such do not need to be calculated separately.

Maxit Capital relied primarily on a discounted cash flow (“DCF”) approach to evaluate the NPV of the Soledad Project. NPV estimates from third-party independent research reports were also reviewed given that the market trading multiple analysis (outlined below) was based on street consensus estimates.

Discounted Cash Flow Analysis

The DCF approach calculates a value of an asset by taking into account the amount, timing and relative certainty of projected unlevered free cash flows expected to be generated by the asset. The DCF approach requires that certain assumptions be made regarding, among other things, mine operating performance and future commodity prices to estimate the future unlevered free cash flows of the asset. The possibility that some of the assumptions will prove to be inaccurate is one factor involved in the determination of the discount rates used to discount the unlevered free cash flows to present value. The unlevered free cash flows and discount rates were considered on a real, constant dollar basis rather than on a nominal dollar basis.

As a basis for the development of the projected unlevered free cash flows, Maxit Capital reviewed the applicable forecasts in the Company’s technical report titled “Soledad Mountain Project – Technical Report” prepared by Norwest Corporation and AMEC E&C Services Inc. with an effective date of October 17, 2012 (the “Feasibility Study Forecasts”). Maxit Capital reviewed the relevant underlying assumptions including, but not limited to, ore tonnage mined and crushed, ore grades, recovery rates, operating costs, capital expenditures and commodity prices. These assumptions were reviewed in comparison to sources considered relevant, including detailed discussions with the Company’s senior management. From this review, Maxit Capital developed its own base case operating forecasts (the “Maxit Capital Operating Forecasts”), formed independently with the benefit of its understanding of the assumptions behind the Feasibility Study Forecasts. The unlevered free cash flows were then discounted to a present value using an appropriate discount rate. Finally, Maxit Capital ran sensitivity analyses on certain key input assumptions to understand the impact of a change in those assumptions and the corresponding change in value of GQ California.

Market Trading Multiples Analysis

Precious metals mining companies generally trade at a multiple to their NAV (a “P/NAV Multiple”). Once the NAV of a company has been estimated, it is adjusted to derive market trading value by applying an appropriate P/NAV multiple. In the case of the Joint Venture, selecting a P/NAV Multiple took into careful consideration the financing nature of the Joint Venture, the relative size of the Joint Venture compared to the Company’s market capitalization and the typical discount required to complete an equity financing of this magnitude in the public or private markets.

Comparable public entities were used to assess the appropriate P/NAV Multiple to apply to GQ California’s NAV prior to applying a typical equity financing discount. The companies considered comparable were reviewed in terms of geographic location, operating characteristics, growth prospects, risk profile and size. Maxit Capital identified and reviewed seven publically traded gold companies that are in the construction stage or are near construction as of the date hereof, and assessed the market trading multiples for such companies.

Maxit Capital considered P/NAV to be the primary valuation multiple when applying the market trading multiples methodology. Enterprise Value per resource ounce (“EV/ounce”) was also evaluated but not relied upon given that this is a crude metric which fails to take into account the quality of assets and certain other factors, including regulatory and environmental factors, which may affect the amount of the resource that is ultimately able to be mined.

Comparable Precedent Financings Analysis

Precedent equity financing transactions were also reviewed given that the Joint Venture replicates a traditional equity financing and replaces the need to complete a sizeable placement in the future to fund most of the development of the Soledad Project. Maxit Capital reviewed 26 recent financing transactions, 11 of which were transactions in which the issuer raised gross proceeds in excess of C$50 million and 15 of which were completed by companies in the development stage, whose main commodity is gold and with a market capitalization between $75 million and $500 million at the time of the transaction. For each transaction, Maxit Capital reviewed the gross proceeds raised as a percentage of the company’s market capitalization and the offer price discount to the company’s last share price prior to announcement.

Valuation Conclusion

The valuation methodologies were applied to the Company, and the results are set out under “Application of Valuation Methodologies” in the attached Valuation.

Maxit Capital did not attribute any particular weight to any specific factor but, rather, made qualitative judgments based on its experience in rendering such opinions and on circumstances then prevailing as to the significance and relevance of each factor. Based upon and subject to the factors set out in the Valuation, Maxit Capital is of the opinion that as of close of business on June 6, 2014, the fair market value of GQ California was in the range of $95 million to $126 million, concluding that the fair market value of the interest in GQ California to be acquired by Gauss was in the range of $48 million to $63 million.

Note that the amount of the consideration to be paid by Gauss for the 50% interest in GQ California was determined through negotiations between the parties, and Maxit Capital did not make a recommendation as to the amount of consideration to be paid.

The Fairness Opinion

Based upon and subject to the factors set out in the Fairness Opinion, Maxit Capital is of the opinion that, as of the date of the Fairness Opinion, the consideration to be received by the Company pursuant to the Joint Venture is fair, from a financial point of view, to the Company.

Tax Consequences of the Joint Venture

The Company’s Canadian and United States tax advisors are of the view that there will be no material adverse tax consequences to the Company resulting from the Joint Venture.

Special Committee Proceedings

On January 11, 2014, the Board appointed Bernard Guarnera, Guy Le Bel and Bryan Coates as the Special Committee to review, consider and report to the Board on the terms and merits of the Joint Venture and to advise the Board whether or not the Joint Venture is in the best interests of the Company, is fair and reasonable to the Company, and should be pursued by the Company and recommended to the shareholders of the Company for approval.

The Board adopted the mandate of the Special Committee, which included, among other items that:

  each of the Special Committee members must be independent of the Clay Group;

  the Special Committee would advise the Board as to whether the Joint Venture was in the best interest of the Company, having regard to all considerations determined relevant by the Special Committee; and

  the Special Committee would consider and evaluate the terms and conditions of offers or any alternative other than the Joint Venture.

As part of its mandate, the Special Committee was authorized to engage such professional advisors as the Special Committee considered appropriate, including legal, financial and accounting advisors. In order to undertake deliberate and full consideration of the Joint Venture, the Special Committee engaged Maxit Capital as its financial advisor and to provide (i) an opinion as to the fairness of the Joint Venture from a financial point of view to the Company; and (ii) a valuation of the subject matter of the Joint Venture.

Deliberations of the Special Committee

The Special Committee held a total of ten meetings to review the Joint Venture and discuss alternatives, at which the financial advisor, counsel, management and Thomas M. Clay were selectively invited to respond to questions from the Special Committee. The Special Committee members also attended seven Board meetings at which the Joint Venture was discussed, and various strategic meetings and discussions with management of the Company and Thomas M. Clay.

Maxit Capital provided the Special Committee with a presentation dated June 6, 2014, and on June 7, 2014 provided the Special Committee with (i) its oral opinion that the Joint Venture was fair from a financial point of view to the Company; and (ii) an oral opinion as to the valuation of the subject matter of the Joint Venture. Maxit Capital provided the special committee with the Valuation and Fairness Opinion, summarized above.

Members of the Special Committee reviewed and provided input on the Transaction Agreement and Joint Venture Agreement, and discussed and/or reviewed the ancillary agreements presented to the Special Committee. They also reviewed tax advice provided by Mining Tax Plan LLP of Centennial, Colorado and BDO Canada LLP relating to the structure of the Joint Venture. In addition, members of the Special Committee attended two conference calls and one meeting with Leucadia to discuss the terms of the Joint Venture.

In evaluating the Joint Venture, the Special Committee considered the following factors:

  Project funding rationale: The Joint Venture would, if completed, provide project funding to GQ California. The Special Committee also considered the Standby Commitment in relation to a potential future financing of the Company. Assuming completion of a financing by the Company, the Company would be in a position to contribute additional capital, which together with the GQ Top Up Right required under the terms of the JV Agreement, would provide the Company with a 50% joint venture equity interest in a fully funded project, based on current projected development costs.

  Availability of alternatives: The Special Committee considered potential alternative transactions, and the challenges faced by mining companies in raising project funding in the current market environment. The Special Committee also considered reducing activity on the Soledad Project to conserve cash resources pending alternate transactions becoming available, and determined it was not in the best interests of the Company to proceed with this alternative.

  Valuation: The Special Committee reviewed the valuation placed on the Soledad Project by Gauss under the terms of the Joint Venture. Due to negotiations by the Company’s management with input from the Special Committee, and supported by an increasing share price, the purchase price offered by Gauss was increased from initial proposals. The Special Committee also reviewed and considered the Valuation from Maxit Capital, which estimated a fair market value of GQ California in the range of $95 million to $126 million, with fair market value of the interest in GQ California to be acquired by Gauss being in the range of $48 million to $63 million.

  Fairness Opinion: The Special Committee took into consideration the Fairness Opinion from Maxit Capital, which concluded that the Joint Venture is fair, from a financial point of view, to the Company.

  Standby Commitment: In considering the Joint Venture, the Special Committee took into consideration that Gauss Holdings and Auvergne would be agreeing to backstop a possible rights offering of up to US$45,000,000 by purchasing Shares at a price not to exceed US$1.10 per Share.

  Disinterested shareholder approval: In considering its recommendation, the Special Committee considered the requirement that the Company seek and obtain the approval of a majority of the shareholders, excluding members of the Clay Group, and their affiliates and associates, at a meeting of the shareholders. While the interests of the Clay Group involve different considerations than the other shareholders of the Company, shareholders that do not have an interest in the Joint Venture would be provided with the opportunity to approve or vote against the Joint Venture.

  Risks: The Special Committee considered the risks associated with the Joint Venture, including those risks disclosed under “Risk Factors” in this Proxy Statement.

Recommendation of the Special Committee

The Special Committee has determined, based upon the considerations noted above, that the terms of the Joint Venture are in the best interests of the Company. The Special Committee evaluated all factors considered relevant in light of its knowledge of the business and operations of the Company. The Special Committee recommended that the Board approve the Joint Venture.

Recommendation of the Board

The Board, with Thomas M. Clay abstaining from voting, resolved, based upon the considerations noted below, that the terms of the Joint Venture are in the best interests of the Company, and recommends that the shareholders of the Company vote in favor of the resolution approving the Joint Venture.

In arriving at its conclusion, the Board considered, among other matters:

(a)	the recommendation of the Special Committee;

(b)	the factors outlined by the Special Committee that make the Joint Venture advantageous to the Company and the Company’s shareholders;

(c)
information with respect to the Company’s financial condition, business and operations, on both an historical and prospective basis, including information in respect of the Company on a pro forma consolidated basis;

(d)	the oral valuation and fairness opinion provided by Maxit Capital in connection with the Joint Venture, as documented in the Valuation and Fairness Opinion; and

(e)
that the Joint Venture must be approved by a majority of the votes cast by the shareholders of Golden Queen voting in person or by proxy at the Meeting, excluding the votes of the Clay Group and associates and affiliates of the Clay Group.

Intentions of Directors and Officers

The directors and officers of the Company intend to vote their Shares in favor of the Joint Venture. The Shares held by such directors and officers represent approximately 1.63% of Golden Queen’s issued and outstanding Shares as of the date of this Proxy Statement. This excludes the Shares of Thomas M. Clay, who, as a member of the Clay Group, will have his votes excluded from the determination of whether or not the shareholders have approved the Joint Venture.

Certain members of the Clay Group, including Thomas M. Clay, have entered into a voting and support agreement with Leucadia, pursuant to which they have agreed to support the Joint Venture. In particular, they have agreed that for so long as the Transaction Agreement remains in effect, they will vote against: any Takeover Proposal or superior proposal; any action, proposal or transaction which would reasonably be expected to result in a breach of the Transaction Agreement; any amendment of the Company’s organization documents; or any other action, proposal or transaction that could reasonably be expected to have a negative effect on the Joint Venture. They have also agreed not to sell, transfer, encumber or otherwise dispose of any of their Shares of the Company, or enter into any other voting arrangements.

Shareholder Approval

The resolution to approve the Joint Venture must be passed by not less than a majority of the votes cast by the shareholders present in person or by proxy at the Meeting, excluding the votes of the Clay Group and associates and affiliates of the Clay Group. Accordingly, the Company’s shareholders, other than those set out under “Interest of Certain Persons in Matters to be Acted Upon” above, will be asked to consider and, if thought advisable, to pass, with or without amendment, the following ordinary resolution:

“BE IT RESOLVED, as an ordinary resolution passed by a majority of disinterested shareholders, THAT:

(a)
the joint venture to develop and operate the Soledad Mountain Project (the “Joint Venture”), including the investment of the Clay Group, as contemplated in the: (i) transaction agreement dated June 8, 2014 between Golden Queen Mining Co. Ltd. (the “Company”), Golden Queen Mining Company, Inc., Gauss Holdings LLC, Auvergne LLC and Gauss LLC; (ii) terms of the amended and restated limited liability company agreement of Golden Queen Mining Company LLC to be entered into by the Company, a newly formed California subsidiary of the Company, Golden Queen Mining Company, LLC and Gauss LLC; and (iii) the related agreements contemplated thereby, all as more particularly described in the Company’s proxy statement dated <>, 2014, is hereby authorized and approved;

(b)
the Transaction Agreement, the actions of the directors of the Company in approving the Joint Venture and the Transaction Agreement, and the actions of the directors or officers of the Company in executing and delivering the Transaction Agreement and causing the performance by the Company of its obligations thereunder be and are hereby confirmed, ratified, authorized and approved;

(C)
any one director or officer of the Company is hereby authorized and directed, for and on behalf of the Company, to do all acts and things and to execute and deliver all documents required, as in the opinion of such director or officer may be necessary or appropriate in order to give effect to these resolutions and the Joint Venture; and

(d)
notwithstanding that these resolutions have been passed by the shareholders of the Company, the board of directors of the Company, at any time in its sole and absolute discretion and without further notice to the shareholders, be and is hereby authorized and empowered to not proceed with the Joint Venture or otherwise give effect to this resolution at any time prior to the closing of the Joint Venture.”

The Board recommends a vote FOR the resolution to approve the Joint Venture. Unless such authority is withheld, the persons named in the enclosed Proxy intend to vote FOR the approval of the Joint Venture.

OTHER MATTERS

Golden Queen knows of no other matters that are likely to be brought before the Meeting. If, however, other matters not presently known or determined properly come before the Meeting, the persons named as proxies in the enclosed Proxy or VIF or their substitutes will vote in accordance with their discretion with respect to such matters.

RISK FACTORS

Shareholders should carefully consider all of the information disclosed in this Proxy Statement, including the risks and uncertainties described below, prior to voting on the matters being put before them at the Meeting. While the risks and uncertainties described below are those that management of the Company believes to be material to the Company with respect to the Joint Venture, it is possible that other risks and uncertainties affecting the Company’s business will arise or become material in the future. In addition, shareholders should review the risk factors disclosed in Golden Queen’s latest Form 10-K filed with the Securities and Exchange Commission on March 17, 2014, which are incorporated by reference into this Proxy Statement.

Risks Related to the Joint Venture

There can be no certainty that all conditions precedent to the Joint Venture will be satisfied.

Our ability to consummate the Joint Venture is subject to a number of conditions precedent, certain of which are outside the control of the Company, including receipt of regulatory approval. The Company has made a submission to the TSX regarding the Joint Venture, and the provisions of the Proxy Statement relating to the resolution sought were reviewed and accepted by the TSX. However there is no guarantee that the Joint Venture will receive final approval from the TSX.

In addition, completion of the Joint Venture is contingent on our shareholders approving the Joint Venture. There can be no assurance or guarantee that our shareholders will approve the Joint Venture.

If for any reason the Joint Venture is not completed, the market price of the Shares may be adversely affected. If the Joint Venture is not completed and the Company cannot obtain financing for working capital requirements, the financial condition of the Company will be materially adversely affected.

The Transaction Agreement may be terminated in certain circumstances.

The parties to the Transaction Agreement have the right to terminate the Transaction Agreement and the Joint Venture in certain circumstances. Accordingly, there is no certainty, nor can the Company provide any assurance, that the Transaction Agreement will not be terminated, with the result that the Joint Venture will not proceed. In addition, in certain circumstances, the Company will be required to pay the Expenses Fee and/or the Termination Fee.

Completion of the Joint Venture will mean that the Company only has a 50% interest in the Soledad Project.

The Soledad Project is the Company’s only mineral property. If the Company were unable to fund the Joint Venture such that its interest in the Soledad Project was diluted further, the market price of the Shares may be adversely affected. In addition, the Company could fail to meet the listing requirements of the TSX, and would run the risk of being delisted from the TSX. While the majority of the Company’s trading volume occurs on the OTCQX International Exchange, if the TSX delists our Shares, investors may face material adverse consequences, including, but not limited to, a lack of a trading market for our securities, reduced liquidity, decreased analyst coverage of our securities, and an inability for us to obtain additional financing to fund our operations.

In addition, there is no assurance that the development of the Soledad Project will be successful even if the Joint Venture closes, or that the Joint Venture will have a positive impact on the shareholders.

There can be no assurance that the Company will be capable of raising additional funding required to continue development of the Soledad Project and meet its funding obligations under the Joint Venture.

The Company has limited financial resources. Assuming the Joint Venture closes, the Company will receive a portion of the funds required to continue its operations. However, the ability of the Company to arrange additional financing in the future will depend, in part, on the prevailing capital market conditions, business performance of the Company, as well as the market price of metals. The recent volatility in global equities, commodities, foreign exchange, precious and base metals and a lack of market liquidity, may adversely affect the development of the Company and its ability to obtain financing. There is no assurance that sources of financing will be available to the Company on acceptable terms, if at all. Failure to obtain additional financing on a timely basis will cause the Company’s interest in the Joint Venture to be diluted.

Further financing by the Company may include issuances of equity, instruments convertible into equity (such as the issuance of rights pursuant to a rights offering) or various forms of debt. The Company has issued Shares or other instruments convertible into equity in the past and cannot predict the size or price of any future issuances of Shares or other instruments convertible into equity, and the effect, if any, that such future issuances and sales will have on the market price of the Company’s securities. Any additional issuances of Shares or securities convertible into, or exercisable or exchangeable for, Shares may ultimately result in dilution to the holders of Shares, dilution in any future earnings per share of the Company and may have a material adverse effect upon the market price of the Shares.

The board of managers of the Joint Venture will have discretion regarding the use and allocation of funds to the development of the Soledad Project.

The board of managers and officers of the Joint Venture will have discretion concerning the use of the proceeds of the Joint Venture, as well as the timing of the application of the proceeds. As a result, shareholders will be relying on the judgment of the managers and officers of the Joint Venture for the application of the proceeds. Golden Queen understands that the intention of the board of managers and officers of the Joint Venture is to spend available funds on the work program described under “About the Soledad Mountain Project.” However, due to the nature of the mining industry and operations, budgets are regularly reviewed in light of the success of the expenditures, and the work program on the Soledad Project may not develop exactly as set out in this Proxy Statement. In addition, the ability of the Company to carry out operations will depend on the other Joint Venture participants. There may be circumstances where, for sound business reasons, a reallocation of funds or change in work program may be necessary.

The Valuation and Fairness Opinion prepared by Maxit Capital is subject to certain assumptions, limitations and qualifications.

The Valuation and Fairness Opinion prepared by Maxit Capital, which support the consideration to be paid by Gauss for the interest in GQ California and concludes that the Joint Venture is fair, from a financial point of view, to the Company, was based on information provided to Maxit Capital by the Company, as well as certain other publicly available information. The Valuation and Fairness Opinion are subject to the assumptions, limitations and qualifications described in the summary of the Valuation and Fairness Opinion included in this Proxy Statement, and as a result, may not be a completely accurate analysis of the value of the interest in GQ Califorina to be acquired by Gauss.

The Clay Group owns a substantial interest in the Company and is represented on our board of directors and its committees, and thus may exert significant influence on our corporate affairs and actions, including those submitted to a shareholder vote.

The Clay Group currently owns approximately 27% of the Company’s Shares and will also own 32.5% of Gauss, which will own half of the Soledad Project. For so long as the Clay Group beneficially owns at least 25% of the Company, at least one of GQ Holdco’s representatives on the board of managers will be designated by Auvergne. Accordingly, the Clay Group has considerable influence on our corporate affairs and actions, including those submitted to a shareholder vote, and the development and operation of the Soledad Project. The interests of the Clay Group may be different from your interests.

If Gauss Holdings and Auvergne purchase a significant number of Shares pursuant to the Standby Commitment, they will have the ability to exert a significant degree of control over the Company.

If the Company undertakes a rights offering and not all of the rights are exercised by holders, and the Company exercises the right to have Gauss Holdings and Auvergne purchase Shares pursuant to the Standby Commitment, Gauss Holdings and Auvergne may acquire a significant number of Shares, which could result in Gauss Holdings and Auvergne holding a significant ownership stake in the Company. In addition, if Gauss Holdings and Auvergne are required to take up and pay for a large number of Shares pursuant to the Standby Commitment, the liquidity of the Shares may be negatively impacted.

Gauss Holdings’ and Auvergne’s agreement to purchase Shares pursuant to the Standby Commitment may be terminated under certain circumstances.

Gauss Holdings and Auvergne’s obligation to purchase Shares pursuant to the Standby Commitment at the election of the Company is subject to the satisfaction of certain conditions prior to the closing of a rights offering. If Gauss Holdings and Auvergne do not purchase the Shares pursuant to the Standby Commitment, any rights offering may not be fully subscribed and the anticipated proceeds of a rights offering may not be fully realized. The receipt of net proceeds from a rights offering in an amount less than the aggregate amount of funds to allow the Company to repay indebtedness and fund the Joint Venture would have a material adverse effect on the Company and on the value and trading price of the Shares as the Company does not currently have sufficient cash or alternate sources of financing available to repay its indebtedness or fund the Joint Venture. Once any rights have commenced trading on the TSX, the Company will be required to proceed with such rights offering, subject to limited exceptions, even if Gauss Holdings and Auvergne do not purchase the Shares pursuant to the Standby Commitment.

Risks Related to the Company and its Operations

The likelihood of continued losses from operations and ability to continue as a going concern.

The Company has had no revenues from operations since inception and as at March 31, 2014 had a deficit of $73,470,250. Losses are expected to continue until such time as we can economically produce and sell gold and silver from the Soledad Project. Management cannot provide assurances that this will occur and this raises doubts about our ability to continue as a going concern.

There are significant risks associated with developing and establishing mining operations, and since we do not have a history of producing gold and silver from the Soledad Project, we have no proof that we will be able to develop a profitable mining operation.

The Soledad Project is in the development stage and to date we have not produced gold or silver from the Soledad Project and do not currently generate operating earnings. Advancing the Soledad Project to the production stage will involve significant capital and time, and successful commercial production (if any) will be subject to receiving additional construction-related permits and completion of construction of the facilities required for a mining operation. As a result, we are subject to risks associated with developing and establishing a mining operation on the Soledad Project, including:

•	the availability of funds to finance development of the Soledad Project on terms acceptable;
•	the considerable time and cost involved in obtaining construction-related permits and completing construction of the facilities required for a mining operation on the Soledad Project;
•	the availability and costs of mining and processing equipment and other supplies, as well as the availability of contractors required for construction;
•	the availability and cost of hiring management and administrative personnel and skilled labour required to run a mining operation on the Soledad Project;
•
increases in our projected costs due to differences in ore grade, metallurgical performance or revisions to mine plans in response to the physical shape and location of mineralized materials as compared to our 2012 updated feasibility study estimates;

•	increases in the costs of commodities such as fuel, rubber and electricity, and other materials and supplies which would increase Soledad Project development and operating costs;
•	the ability to extract sufficient gold and silver from resources and reserves to support a profitable mining operation on the Soledad Project;
•	compliance with our approvals and permits; and
•	potential opposition from environmental groups, other non-governmental organizations or local residents which may delay or prevent development of the Soledad Project or affect our future operations.

It is common for mine development programs to experience unexpected problems and delays during construction and commencement of operations. As a result, we may not be successful in establishing a mining operation or profitably producing gold and silver from the Soledad Project.

There are significant risks inherent in mineral production activities, and the possibility that losses will be uninsured.

Development and production of minerals is highly speculative and involves a significant degree of risk. Mineralization of the Soledad Project may turn out to be insufficient in quantity or quality to be profitably mined. We are also subject to significant operating hazards and risks that are normally associated with development and production of minerals, including:

•	fluctuations in costs that make project development prohibitive, or that make mining uneconomical;
•	insufficient mineralized material to support a profitable mining operation;
•	unanticipated variations in ore grade or other geologic problems, or metallurgical or processing problems;
•	difficult surface conditions, unusual or unexpected geologic formations or failure of open pit slopes;
•	mechanical or equipment problems;
•	environmental hazards or pollution;
•	industrial accidents or personal injury;
•	fire, flooding, earthquakes, cave-ins or periodic interruptions due to inclement weather;
•	labor disputes;
•	and decreases in gold and silver prices, thus decreasing the value of mineralized material.

Any of these hazards and risks can materially and adversely affect, among other things, the development of the Soledad Project, production quantities and rates, costs and expenditures, potential revenues and production dates. They may also result in damage to, or destruction of, production facilities, environmental damage, monetary losses and legal liability.

We currently maintain insurance within ranges of coverage consistent with industry practice in relation to some of these risks, but there are certain risks against which we cannot insure, or against which we cannot maintain insurance at affordable premiums. Insurance against environmental risks (including pollution or other hazards resulting from the disposal of waste products generated from production activities) is not generally available to us. If subjected to environmental liabilities, the costs incurred would reduce funds available for other purposes, and we may have to suspend operations or undertake costly interim compliance measures to address environmental issues.

Mineral resource and reserve estimates are based on interpretation and assumptions, and the Soledad Project may yield lower production of gold and silver under actual operating conditions than is currently estimated.

Unless otherwise indicated, mineral resource and reserve figures presented in our filings with securities regulatory authorities, press releases and other public statements that may be made from time to time, are based upon estimates made by independent consulting geologists and mining engineers. When making determinations about whether or not to develop the Soledad Project, we must rely upon such estimates as to the mineral resources and reserves, as well as grades of such mineral resources and reserves. Until we are actually mining and processing material, mineral resources and reserves and grades of mineral resources and reserves must be considered as estimates only.

Estimates can be imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling, which may prove to be unreliable. We cannot assure you that the estimates are accurate or that ores from the Soledad Project can be mined or processed profitably.

Any material changes in mineral resource or reserve estimates and grades of resources and reserves will affect the economic viability of placing the Soledad Project into production and the Soledad Project’s return on capital.

As we have not commenced actual production from the Soledad Project, mineral resources and reserves may require adjustments or downward revisions. In addition, the grade of mineralized material ultimately mined, if any, may differ from that indicated by our 2012 updated feasibility study. Gold and silver recovered in small scale tests may not be duplicated on a production scale.

Any material reductions in estimates of mineralization, or of our ability to profitably extract gold and silver from our resources and reserves, could have a material adverse effect on our share price and the value of the Soledad Project.

There are differences in U.S. and Canadian practices for reporting mineral resources and reserves.

Our resource and reserve estimates are not directly comparable to those made in filings subject to SEC reporting and disclosure requirements, as we generally report mineral resources and reserves in accordance with Canadian practices. These practices differ from the practices used to report resource and reserve estimates in reports and other materials filed with the SEC.

It is Canadian practice to report measured, indicated and inferred mineral resources, which are generally not permitted in disclosure filed with the SEC by United States issuers. In the United States, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be converted into reserves. Further, “inferred mineral resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Disclosure of “contained ounces” is permitted disclosure under Canadian regulations, however, the SEC only permits issuers to report “resources” as in place, tonnage and grade without reference to unit measures.

We are subject to significant governmental regulations, which affect our operations and costs of conducting our business.

Our current and future operations are and will be governed by laws and regulations, including, among others, those relating to:

•	mineral property acquisition, development and production;
•	taxes and fees;
•	labor standards, and occupational health and safety; and
•	environmental standards for waste disposal, treatment and use of toxic substances, land use and environmental protection.

Companies engaged in development and production activities often experience increased costs and delays as a result of the need to comply with applicable laws, regulations, and permits. Failure to comply with these may result in enforcement actions, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or costly remedial actions. We may be required to compensate those suffering loss or damage by reason of our activities and may have civil or criminal fines or penalties imposed for violations of such laws, regulations and permits.

Existing and possible future laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation, could have a material adverse impact on our business and cause increases in capital expenditures or require abandonment or delays in development of the Soledad Project.

We could incur substantial costs or disruptions to our business if we cannot renew or maintain necessary authorizations and permits.

We must maintain our existing approvals and permits and obtain construction-related permits from regulatory authorities. Delays in obtaining any required construction-related permits, failure to obtain a construction-related permit, or receipt of a construction-related permit with unreasonable conditions or costs, could have a material adverse effect on our ability to develop the Soledad Project. The failure to obtain necessary construction-related permits could result in an impairment in the carrying value of the Soledad Project.

Our activities are subject to California state and federal environmental laws and regulations that may increase our costs of doing business and restrict our operations.

Our current and planned operations are subject to state and federal environmental laws and regulations. Those laws and regulations provide strict standards for compliance, and potentially significant fines and penalties for non-compliance. These laws address air emissions, waste discharge requirements, management of hazardous substances, protection of endangered species and reclamation of lands disturbed by mining. Compliance with environmental laws and regulations requires significant time and expense, and future changes to these laws and regulations may cause material changes or delays in the development of the Soledad Project or future activities.

U.S. Federal Laws: The Comprehensive Environmental, Response, Compensation, and Liability Act (CERCLA), and comparable state statutes, impose strict, joint and several liability on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, demands for reimbursement for government incurred cleanup costs, or natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (RCRA), and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

The Clean Air Act, as amended, and comparable state statutes, restrict the emission of air pollutants from many sources, including mining and processing activities. Our mining operations may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the Clean Air Act and comparable state air quality laws. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on our production levels or result in additional capital expenditures in order to comply with the rules. The Clean Air Act and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized emissions of pollutants.

The Clean Water Act (CWA), and comparable state statutes, impose restrictions and controls on the discharge of pollutants into waters of the United States, or to the surface or ground waters of the state. The CWA regulates storm water runoff from mining facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release. Violation of these regulations and/or contamination of groundwater by mining related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

The Endangered Species Act and comparable state laws are designed to protect critically imperiled species from extinction as a consequence of development. The Company filed a response to statements made in a petition filed on January 31, 2014 with the United States Fish and Wildlife Service (USFWS), which petition sought to list the Mojave Shoulderband snail as a threatened or endangered species. In April 2014, USFWS concluded there was no imminent threat to the snail that would cause them to believe an emergency listing was required, but that USFWS may address the petition in the future, subject to funding. Under the Endangered Species Act if the USFWS determines that the petition contains information that the species is imperiled, it then will proceed with a 90 day screening process to determine if the petition presents substantial information to support listing the subject species as endangered, and if such information exists, the USFWS has a further 12 month period to conduct a detailed assessment of the listing request to approve or deny the listing. The existence of any species listed as endangered under those laws, including as a result of the petition, on Soledad Project lands that are to be disturbed as part of the development and operation of the Soledad Project could increase the costs associated with the Soledad Project or require changes or limitations to the planned project development.

California Laws: At the state level, mining operations are also regulated by the California Department of Conservation, Office of Mine Reclamation. State law requires mine operators to hold a permit, which dictates operating controls and closure and post-closure requirements directed at protecting surface and ground water. In addition, state law requires operators to have an approved mine reclamation plan. Local ordinances require the operators to hold Conditional Use Permits. These permits mandate concurrent and post-mining reclamation of mines and require the posting of reclamation financial assurance sufficient to guarantee the cost of closure and reclamation. Any changes to these laws and regulations could have an adverse impact on our financial performance and results of operations by, for example, requiring changes to operating constraints, technical criteria, fees or financial assurance requirements.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs.

A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Given the current emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our financial condition and operating performance. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain, and may include changes in rainfall and storm patterns and intensities, water shortages and changing temperatures. These impacts may adversely impact the cost, production and financial performance of our operations.

Agreements with landholders need ongoing monitoring and negotiations.

The Company monitors the status of agreements with landholders on a regular basis in order to protect its interests in the Soledad Project. There can be no assurance that the Company will continue to be able to retain all of its interests in the Soledad Project through negotiations with landholders, or that the cost of retaining its interests will not increase significantly as a result of current and future negotiations. The value of the Soledad Project may be significantly reduced if the Company cannot access or mine areas of the property of the Soledad Project that are material, due to its inability to retain its interests in the Soledad Project, acquire additional interests within the Soledad Project boundary, or to expand the Soledad Project boundary. While each and every property has its own value and unique purpose in the overall mine plan, the feasibility of the Soledad Project will depend on the Company’s ability to maintain control of the portions of the property that are material to the Soledad Project. Failure to keep property agreements in good standing may result in a loss of control of the corresponding interest in the Soledad Project, which, if material, would prevent the Company from developing the Soledad Project.

Title to the property of the Soledad Project may be subject to other claims, which could affect our property rights.

There are risks that title to the property of the Soledad Project may be challenged or impugned. The Soledad Project is located in California and may be subject to prior unrecorded agreements or transfers and title may be affected by undetected defects. There may be valid challenges to the title to the property of the Soledad Project which, if successful, could affect development of the Soledad Project and/or operations. This is particularly the case in respect of those portions of the property in which we hold our interest solely through a lease with landholders, as such interests are substantially based on contract and have been subject to a number of assignments (as opposed to a direct interest in the property).

We hold a number of unpatented mining claims created and maintained in accordance with the General Mining Law of 1872 (the “General Mining Law”). Unpatented mining claims are unique property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the federal laws and regulations under the General Mining Law. Also, unpatented mining claims may be subject to possible challenges by third parties or validity contests by the federal government. The validity of an unpatented mining claim or mill-site, in terms of both its location and its maintenance, is dependent on strict compliance with a body of U.S. federal law. Should the federal government impose a royalty or additional tax burdens on the properties that lie within public lands, the resulting mining operations could be seriously impacted, depending upon the type and amount of the burden.

Legislation has been proposed that would significantly affect the mining industry.

Members of the United States Congress have repeatedly introduced bills which would supplant or alter the provisions of the United States General Mining Law. If enacted, such legislation could change the cost of holding unpatented mining claims and could significantly impact our ability to mine mineralized material on unpatented mining claims. Such bills have proposed, among other things, to either eliminate or greatly limit the right to a mineral patent and to impose a federal royalty on production from unpatented mining claims. Although we cannot predict what legislated royalties might be, the enactment of these proposed bills could adversely affect our potential to mine mineralized material on unpatented mining claims. Passage of such legislation could adversely affect our financial performance.

The price of gold and silver could adversely affect our future operations and ability to continue development, and eventually operation, of the Soledad Project.

The potential for profitability of operations on the Soledad Project, the value of the Soledad Project, the market price of our common stock and our ability to raise funding to conduct continued development, are directly related to the price of gold and silver. Our decision to develop the Soledad Project must be made long before the first revenue from production would be received. A decrease in the price of gold and silver may prevent the Soledad Project from being economically mined or result in the write-off of assets whose value is impaired as a result of lower gold and silver prices.

The price of gold and silver is affected by numerous factors beyond our control, including inflation, fluctuation of the U.S. dollar and foreign currencies, global and regional demand, the sale of gold and silver by central banks, and the political and economic conditions of major gold and silver producing countries throughout the world. The volatility of mineral prices represents a substantial risk which no amount of planning or technical expertise can fully eliminate. If gold or silver prices decline or remain low for prolonged periods of time, we might be unable to continue development of the Soledad Project, which would adversely affect us.

We are a “passive foreign investment company” which may have tax consequences for U.S. investors.

The Company is classified as a passive foreign investment company. A U.S. shareholder who makes a qualified electing fund (“QEF”) election is required to annually include in his or her income his or her pro rata share of the ordinary earnings and net capital gains of the Golden Queen entity, whether or not that entity distributes any amounts to its shareholders. If you do not elect to treat a Golden Queen entity as a QEF, then if the Golden Queen entity is a PFIC for any year during your holding period, adverse tax consequences could result.

U.S. investors should seek independent advice from tax advisors to discuss any tax consequences. Please refer to the Company’s website for the PFIC Information Statement as of December 31, 2013.

Land reclamation requirements for our properties may be burdensome and expensive.

Reclamation requirements are imposed on companies with mining operations in order to minimize long term effects of land disturbance, and this could include a requirement to re-establish pre-disturbance land forms and vegetation.

In order to carry out reclamation obligations imposed on us in connection with our potential development activities, we must allocate financial resources that might otherwise be spent on further exploration and development. We plan to set up a provision for our reclamation obligations on the Soledad Project, as appropriate, but this provision may not be adequate. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

The mining industry is intensely competitive.

As a result of competition in the mining industry, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than ours, we may be unable to effectively develop the Soledad Project or obtain financing on terms we consider acceptable.

We compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for qualified employees, our development of the Soledad Project may be slowed down or suspended. We also compete with other mining companies for capital. If we are unable to raise sufficient capital, our development of the Soledad Project may be jeopardized or we may not be able to develop or operate the Soledad Project.

We rely extensively on the services of our President, Mr. H. Lutz Klingmann, P.Eng., who has considerable current knowledge of our operations, including the Soledad Project, and the loss of his services would likely result in delay and cost associated with acquiring and training additional management.

Mr. Klingmann has been largely responsible for of the operations of the Company, including work on the Soledad Project since 2002. The successful development of the Soledad Project as currently envisioned by management is dependent to a significant extent on the efforts and abilities of Mr. Klingmann. Investors must be willing to rely to a significant extent on management’s discretion and judgment. We do not maintain key employee insurance on Mr. Klingmann and the loss of his services would likely have an adverse effect on Company operations and plans, until such time as a replacement can be located and brought current on Company plans and operations.

Sale of Aggregate

Contributions from the sale of aggregate have not been included in the 2012 updated feasibility study cash flow projections. However, aggregate sales over a period of thirty years are important for the Soledad Project as it will permit the Company to meet its closure and reclamation requirements. If no sale of waste rock as aggregate is ever achieved, the initial mine life would be reduced to approximately ten years.

Three of our directors are ordinarily resident outside of the United States and accordingly it may be difficult to effect service of process on them, or to enforce any legal judgment against them.

Three of our directors namely, Bryan A. Coates, Guy Le Bel and H. Lutz Klingmann are residents of Canada. Consequently, it may be difficult for U.S. investors to effect service of process within the U.S. upon these directors, or to realize in the U.S. upon judgments of U.S. courts predicated upon civil liabilities under the U.S. securities laws. A judgment of a U.S. court predicated solely upon such civil liabilities would probably be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether or not an original action could be brought successfully in Canada against any of such directors predicated solely upon such civil liabilities.

Our directors and officers may have conflicts of interest as a result of their relationships with other companies.

Our directors and officers are, or may in the future be, directors, officers or shareholders of other companies that are similarly engaged in the business of acquiring, developing and exploiting natural resource properties. Consequently, there is a possibility that our directors and/or officers may be in a position of conflict in the future. In addition, Thomas M. Clay, a director of the Company is a member of the Clay Group, which controls Auvergne, and which will hold a 32.5% interest in Gauss.

Our properties and operations may be subject to litigation or other claims.

From time to time the Soledad Project or our operations may be subject to disputes which may result in litigation or other legal claims. We may be required to assert or defend against these claims which will divert resources and management time from operations. The costs of these claims or adverse filings may have a material effect on our business and results of operations.

Our share price may be volatile and as a result you could lose all or part of your investment.

In addition to volatility associated with equity markets in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common shares:

•	changes in the price for gold or silver;
•	delays, problems or increased costs in the development of the Soledad Project;
•	decline in demand for our common stock;
•	downward revisions in securities analysts’ estimates;
•	investor perception or our industry or prospects; and
•	general economic trends.

Over the past year, stock markets have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common shares. As a result, you may be unable to resell your shares at a desired price.

Because our common shares will likely trade at prices below $5.00 per share, and because we will not be listed on a national U.S. exchange, there are additional regulations imposed on U.S. broker-dealers trading in our shares that may make it more difficult for you to buy and resell our shares through a U.S. broker-dealer.

Because of U.S. rules that apply to shares with a market price of less than $5.00 per share, known as the “penny stock rules”, investors will find it more difficult to sell their securities in the U.S. through a U.S. broker dealer. The penny stock rules will probably apply to trades in our shares. These rules in most cases require a broker-dealer to deliver a standardized risk disclosure document to a potential purchaser of the securities, along with additional information including current bid and offer quotations, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer’s account, and to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

A failure to satisfy the continued listing criteria of the TSX could result in our common shares being delisted.

Our Shares are currently listed on the TSX. In order to maintain the listing, we must maintain certain share prices, financial, and share distribution targets, including maintaining a minimum amount of shareholders’ equity and a minimum number of public shareholders. In addition to objective standards, the TSX may delist the securities of any issuer in a variety of circumstances including if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the TSX inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with the listing requirements of the TSX; or if any other event occurs or any condition exists which makes continued listing on the TSX, in their opinion, inadvisable or unwarranted.

If the TSX delists our Shares, investors may face material adverse consequences, including, but not limited to, a lack of trading market for our securities, reduced liquidity, decreased analyst coverage of our securities, and an inability for us to obtain additional financing to fund our operations.

Issuing additional equity may have a negative impact on the trading price of our securities and our current shareholders may suffer dilution.

Any future sale of equity capital in financing transactions or through the exercise of warrants or options or conversion of convertible securities will result in dilution to existing shareholders. In addition, even the perception that an issuance of equity capital may occur could have a negative impact on the trading price of our securities. We may pursue other alternatives for financing through offering an interest in the Soledad Project to another party or parties.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this Proxy Statement constitute forward-looking information and forward-looking statements within the meaning of applicable securities legislation (collectively “forward-looking statements”). The use of any of the words “anticipate”, “continue”, “expect”, “may”, “will”, “proposed”, “should”, “believe”, “is subject” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. The Company believes the expectations reflected in those forward-looking statements are reasonable, but no assurance can be given that these expectations will prove to be correct. Such forward-looking statements included in this Proxy Statement should not be unduly relied upon. These forward-looking statements speak only as of the date of this Proxy Statement.

In particular, this Proxy Statement includes forward-looking statements pertaining to the following:

•	completion of the Joint Venture;
•	business strategy, strength and focus;
•	use of the proceeds of the Joint Venture;
•	receipt of all regulatory, shareholder and other approvals for the Joint Venture;
•	development and construction activities planned for the Soledad Project;
•	expectations regarding the ability to raise capital or generate income through operations;
•	the closing of the transactions contemplated under the Transaction Agreement and the JV Agreement;
•	the estimated proceeds from additional agreements to fund the Joint Venture and the projections for a fully funded project;
•	plans for and intentions with respect to capital requirements;
•	construction and other development activities on the Soledad Project;
•	expectations related to management and operation of GQ California and future mining operations on the Soledad Project; and
•	expectations with respect to the Company’s future working capital position.

With respect to forward-looking statements contained in this Proxy Statement, assumptions have been made regarding:

•	future commodity prices;
•	future development plans for the Soledad Project unfolding as currently envisioned;
•	geological estimates in respect of mineral resources and reserves on the Soledad Project;
•	the Company’s ability to obtain qualified staff and equipment in a timely and cost-efficient manner;
•	the legal and regulatory framework governing mining, royalties, taxes and environmental matters in California;
•	the ability of the Company to make payments required to maintain its interest in the Joint Venture;
•	future sources of funding, the Company’s ability to obtain financing, and its future debt levels; and
•	future exchange rates of Canadian and U.S. currencies being consistent with expectations.

Actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and elsewhere in this Proxy Statement, including, without limitation, risk and uncertainties regarding:

•	the speculative nature of exploration, appraisal and development of mineral properties;
•	conditions required for the closing of the Transaction Agreement and the JV Agreement;
•	the transfer of 50% of our interest in the Soledad Project;
•	failure to fund our Top Up Right in accordance with the JV Agreement and related dilution in GQ California;
•	required shareholder and regulatory approvals;
•
the development and operation of the Soledad Project, including additional capital requirements for the Soledad Project, accidents, equipment breakdowns and non-compliance with environmental and permit requirements;

•	uncertainties in access to future funding for exploration and development of the Company’s properties or future acquisitions;
•	unexpected liabilities or changes in the cost of operations, including costs of extracting and delivering minerals to market, that affect potential profitability of the Company;
•	operating hazards and risks inherent in mineral exploration and mining;
•	volatility in global equities, commodities, foreign exchange, market price of precious and base metals and a lack of market liquidity;
•	changes to the political environment, laws or regulations, or more stringent enforcement of current laws or regulations in California;
•	ability of the Company to obtain and maintain required exploration licences, concessions, access rights or permits;
•	unexpected and uninsurable risks;
•	limitations on the transfer of cash or assets between the Company and its foreign subsidiaries or among such subsidiaries could restrict the Company’s ability to fund its operations efficiently;
•	the other factors discussed under “Risk Factors”.

Readers are cautioned that the foregoing lists of factors are not exhaustive. The material factors and assumptions used in developing the forward-looking statements are based on, among other things, the Company’s planned capital expenditure program, estimated recovery success rates and other prospects. Due to the nature of the mining industry, budgets are regularly reviewed in light of the success of the expenditures and other opportunities, which may become available to the Company. Accordingly, while the Company anticipates that it will have the ability to spend the funds available to it as stated in this Proxy Statement, there may be circumstances where, for sound business reasons, a reallocation of funds may be prudent or necessary.

The forward-looking statements contained in this Proxy Statement are expressly qualified by this cautionary statement. Except as required under applicable securities laws, the Company does not undertake or assume any obligation to publicly update or revise any forward-looking statements. Shareholders should read this entire Proxy Statement and consult their own professional advisors to assess the legal issues, risk factors and other aspects of the Joint Venture prior to voting their Shares.

SHAREHOLDER COMMUNICATIONS

Shareholders can send communications to the Board by email at astgermain@goldenqueen.com or through our website at www.goldenqueen.com.

ADDITIONAL INFORMATION

Additional information relating to the Company is available on the SEDAR website at www.sedar.com. Financial information is provided in the Company’s comparative financial statements and management’s discussion and analysis for its most recently completed financial year, which will be available online at www.sedar.com. Shareholders may request additional copies by (i) mail to: 6411 Imperial Avenue, West Vancouver, BC, V7W 2J5; (ii) telephone to: (604) 921-7570 or (iii) email to: bdayton@goldenqueen.com.

Dated at Vancouver, British Columbia, this <> day of <>, 2014.

BY ORDER OF THE BOARD OF DIRECTORS

______________________
H. Lutz Klingmann
President, CEO and Director

CONSENT OF MAXIT CAPITAL LP

We refer to the formal valuation dated June 7, 2014, which we prepared for Golden Queen Mining Co. Ltd. for the joint venture to be owned by Gauss LLC and Golden Queen Mining Co. Ltd. We consent to the filing of the formal valuation with the securities regulatory authority and the inclusion of a summary of the formal valuation, and the formal valuation, in this document.

MAXIT CAPITAL LP
Toronto, Ontario
<>, 2014

SCHEDULE A
VALUATION

181 Bay Street, Suite 830
Toronto, ON, M5J 2T3

June 7, 2014

Golden Queen Mining Co. Ltd.
6411 Imperial Avenue
West Vancouver, BC V7W 2J5

To the Special Committee of the Board of Directors:

Maxit Capital LP (“Maxit Capital”, “we” or “us”) understands that Gauss LLC (“Gauss”), a joint venture to be owned 67.5% by Leucadia National Corporation (“Leucadia”) and 32.5% by certain members of the Clay family (“Clay Family”, and together with Leucadia the “Acquirors”) and Golden Queen Mining Co. Ltd (“Golden Queen” or the “Company”) propose to effect a transaction (the “Transaction”) whereby:

i.

Golden Queen will convert its wholly-owned subsidiary that is developing the Soledad Mountain Project (the “Project”), Golden Queen Mining Company, Inc., into a California limited liability company (“GQ California”);

ii.

Gauss will acquire membership interests of GQ California representing 50% of the total membership interests to be issued and outstanding after giving effect to such issuance (the “GQ California Interest”) for US$110 million payable in cash to GQ California; and

iii.

On closing of the Transaction, Golden Queen, through a wholly-owned subsidiary (“GQ Holdco”), and Gauss will each own 50% of GQ California and will enter into a joint venture agreement (the “JV Agreement”) that will govern the management of the Project, the obligations of the parties in connection with further funding requirements and ownership of GQ California.

The terms and conditions of the Transaction are more fully described in the transaction agreement dated June 8, 2014 (the “Transaction Agreement”). We also understand that the Company’s board of directors (the “Board of Directors”) has appointed a special committee (the “Special Committee”) to consider the Transaction and to make recommendations to the Board of Directors concerning the Transaction.

Engagement of Maxit Capital

By letter agreement dated January 11, 2014 (the “Engagement Agreement”), the Special Committee retained Maxit Capital to act as its financial advisor in connection with a joint venture to finance the construction of the Project. Pursuant to the Engagement Agreement, the Special Committee has requested that we prepare a formal valuation of the GQ California Interest (the “Valuation”) and an opinion (the “Opinion”) as to whether the consideration to be received by Golden Queen pursuant to the Transaction is fair from a financial point of view to Golden Queen.

Maxit Capital will be paid a fee for rendering this Valuation and will be paid an additional fee for the Opinion, neither of which are contingent upon the conclusions reached in the Valuation or Opinion or on the completion of the Transaction. The Company has also agreed to reimburse Maxit Capital for its reasonable out-of-pocket expenses and to indemnify Maxit Capital in respect of certain liabilities that might arise out of our engagement.

The Valuation herein is contingent upon the conditions set forth in the Assumptions and Limitations section and may not be used by any person or relied upon by any person without the express prior written consent of Maxit Capital.

Unless otherwise noted, all monetary values contained within this report are expressed in US dollar amounts (“$”).

Credentials of Maxit Capital

Maxit Capital is an independent advisory firm with expertise in mergers and acquisitions. The opinions expressed herein are the opinions of Maxit Capital and the form and content herein have been approved for release by its managing partners, each of whom is experienced in merger, acquisition, divestiture, and valuation matters.

Independence of Maxit Capital

Neither Maxit Capital, nor any of our affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) or the rules made thereunder) of the Company, the Acquirors, or any of their respective associates or affiliates (collectively, the "Interested Parties").

Maxit Capital has not been engaged to provide any financial advisory services nor has it participated in any financings involving the Interested Parties within the past two years, other than acting as financial advisor to the Special Committee pursuant to the Engagement Agreement.

There are no other understandings, agreements or commitments between Maxit Capital and any of the Interested Parties with respect to any current or future business dealings which would be material to the Valuation. Maxit Capital may in the ordinary course of business provide financial advisory, investment banking, or other financial services to one or more of the Interested Parties from time to time.

Scope of Review

In connection with preparing the Valuation, we have reviewed and relied upon, among other things, the following:

i.	the draft of the Transaction Agreement dated June 5, 2014;
ii.	the draft of the Golden Queen Mining Company, LLC Amended and Restated Limited Liability Company Agreement dated June 5, 2014;
iii.	the draft of the Expense Reimbursement Agreement dated June 5, 2014;
iv.	the draft of the Equity Commitment Letter dated June 4, 2014;
v.	the draft of the Voting and Support Agreement dated June 5, 2014;
vi.	the draft of the Gauss, LLC Operating Agreement dated June 5, 2014;
vii.

certain other internal financial, operating, corporate and other information prepared or provided by or on behalf of Golden Queen concerning the business operations, assets, liabilities and prospects of Golden Queen and GQ California;

viii.

internal management forecasts, development and operating projections, estimates (including future estimates or mineable resources) and budgets prepared or provided by or on behalf of Golden Queen and GQ California;

ix.	discussions with management of Golden Queen relating to Golden Queen and GQ California’s current business plan, operations, financial condition, prospects and related matters;
x.	discussions with the Acquirors relating to their respective businesses, operations, financial conditions, prospects and related matters;
xi.	public information relating to the business and financial condition of Golden Queen and GQ California;
xii.	public information with respect to selected public companies we considered relevant;
xiii.	public information with respect to selected precedent transactions we considered relevant;
xiv.	various equity research reports and industry sources we considered relevant;
xv.

a certificate addressed to us, dated as of the date hereof, from two senior officers of the Company as to the completeness and accuracy of the Information (as defined below) provided to Maxit Capital in respect of Golden Queen and GQ California; and

xvi.

such other information, investigations, analyses and discussions (including discussions with the management of the Company, the Company’s external legal counsel, and other third parties) as we considered necessary or appropriate in the circumstances.

To the best of its knowledge, Maxit Capital has not been denied access by the Company to any material information it has requested specifically regarding the Company and its wholly-owned subsidiaries, including GQ California.

Prior Valuations

The Company has represented to Maxit Capital that no prior valuations (as defined in MultiIateral Instrument 61-101 - Protection of Minority Securityholders in Special Transactions) in respect of the Project, the Company, GQ California or any of their subsidiaries have been prepared in the past 24 months.

Assumptions and Limitations

With the Special Committee’s permission and subject to the exercise of our professional judgment, Maxit Capital has relied upon, and has assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by the Company or its affiliates or advisors or otherwise obtained by us pursuant to our engagement (the “Information”). The Valuation is conditional upon such completeness, accuracy and fair presentation of the Information. We have not been requested to or attempted to verify independently the accuracy, completeness or fairness of presentation of the Information. We have not met separately with the independent auditors of the Company in connection with preparing this Valuation and with the Special Committee’s permission, we have assumed the accuracy and fair presentation of, and relied upon, the audited financial statements of the Company and the reports of the auditors thereon and the interim unaudited financial statements of the Company.

With respect to the Information provided to us concerning the Company that constitute forecasts, projections, estimates or budgets and relied upon in our financial analyses, we have assumed that they have been reasonably prepared on bases reflecting the most reasonable assumptions, estimates and judgments of management of the Company, having regard to the Company’s business, plans, financial condition and prospects.

The Company has represented to us, in a certificate of two senior officers of the Company dated the date hereof, among other things, that the Information provided to us by or on behalf of the Company, including the written information and discussions concerning the Company referred to above under the heading “Scope of Review”, are complete and correct at the date the Information was provided to us and that, since the date on which the Information was provided to us, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its affiliates and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Valuation.

We are not legal, tax or accounting experts and we express no opinion concerning any legal, tax or accounting matters concerning the Transaction or the sufficiency of this letter for your purposes. The Valuation is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the close of business on June 5, 2014 and the conditions and prospects, financial and otherwise, of the Company and the Acquirors as they are reflected in the Information and as they were represented to us in our discussions with management of the Company and its affiliates and advisors. In our analyses and in connection with the preparation of our Valuation, we made numerous assumptions with respect to industry performance, general business, markets and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction.

The Valuation is being provided to the Special Committee for its exclusive use only in considering the Transaction and may not be published, disclosed to any other person, relied upon by any other person, or used for any other purpose, without the prior written consent of Maxit Capital. The Valuation is not intended to be and does not constitute a recommendation to any shareholder of the Company with respect to the Transaction.

Maxit Capital believes that its financial analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Valuation. The preparation of a valuation is complex and is not necessarily susceptible to partial analysis or summary description and any attempt to carry out such could lead to undue emphasis on any particular factor or analysis.

The valuation methodology employed by Maxit Capital requires the development of long-range financial projections for the GQ California, which reflect numerous assumptions regarding the impact of general economic and industry conditions on their future financial results. While Maxit Capital believes the assumptions used are appropriate in the circumstances, some or all of the assumptions may prove to be incorrect.

The Valuation is given as of the date hereof and, although we reserve the right to change or withdraw the Valuation if we learn that any of the information that we relied upon in preparing the Valuation was inaccurate, incomplete or misleading in any material respect, we disclaim any obligation to change or withdraw the Valuation, to advise any person of any change that may come to our attention or to update the Valuation after the date of this Valuation.

This Valuation has been prepared in accordance with the guidelines of the Investment Dealers Association of Canada (‘‘IDA’’) and Standard No. 110 of the Canadian Institute of Chartered Business Valuators (‘‘CICBV’’), but neither the IDA nor the CICBV has been involved in the preparation or review of the Valuation.

Overview of Golden Queen

Golden Queen is a Canadian natural resource company engaged in the exploration and development of precious metal deposits in North America. The Company was formed in November 1985 to acquire GQ California, which had secured, by agreement, a core group of claims on the Project and has since added to its holdings in the area. Prior to giving effect to the Transaction, GQ California is a wholly-owned subsidiary of Golden Queen. GQ California is also the operator of the Project. The Company’s corporate structure is detailed in Figure 1 below.

Figure 1 – Golden Queen’s Current Corporate Structure

Table 1 below outlines the Company’s share structure and market capitalization as at the date hereof.

Table 1 – Golden Queen Market Snapshot
Share Price (TSX)	(C$)	$1.34
Share Price (OTCQX)	(US$)	$1.22
Basic Shares Outstanding	(MM)	99.8
Fully Diluted In-the-Money Shares Outstanding	(MM)	100.2
Fully Diluted In-the-Money Market Capitalization (1)	(US$MM)	$123
(1) Based on the share price on the TSX. Assumes a CAD:USD exchange rate of 0.9128.

Overview of the Project

The Project is a gold-silver project located approximately 5 miles south of Mojave in Kern County, southern California. GQ California holds or controls via agreement 33 patented lode mining claims, 134 unpatented lode mining claims, 1 patented millsite, 12 unpatented millsites, 1 unpatented placer claim and 867 acres of fee land. Since acquiring the Project, GQ California has performed extensive exploration and development activities on the property and construction of infrastructure on the Project has been underway since July 1, 2013.

Access to site is from State Route 14 and an existing paved County road. A power line crosses the property boundary and the water supply and railroad are located within approximately one mile from the Project.

In February 2012, AMEC E&C Services, Inc. (“AMEC”) prepared updated mineral resource estimates for the Project. The mineral resource estimates prepared by AMEC are set out in Table 2 below.

Table 2 – Soledad Mountain Project Mineral Resource Estimates (Effective Date: February 29, 2012)

		In-Situ Grade		Contained Metal
Classification	Tonnes	Gold (g/t)	Silver (g/t)	Gold (oz)	Silver (oz)
Measured	26,727,000	0.85	13.29	729,000	11,403,000
Indicated	118,090,000	0.44	8.53	1,675,000	32,301,000
Total Measured & Indicated	144,817,000	0.52	9.42	2,404,000	43,704,000
Inferred	14,545,000	0.36	7.89	169,000	3,681,000

Note: Mineral resources are inclusive of mineral reserves.

In October 2012, the Company released the results of an updated National Instrument 43-101 Technical Report prepared by Norwest Corporation (“Norwest”) titled “Soledad Mountain Project – Technical Report” with an effective date of October 17, 2012 (the “Feasibility Study”). The Feasibility Study provided an analysis of the economic and financial feasibility of developing and operating the Project. As part of their analysis, Norwest used the updated resource information provided by AMEC to prepare updated mineral reserve estimates for the Project. The mineral reserve estimates prepared by Norwest are set out in Table 3 below.

Table 3 – Soledad Mountain Project Mineral Reserve Estimates (Effective Date: August 31, 2012)

		In-Situ Grade		Contained Metal
Classification	Tonnes	Gold (g/t)	Silver (g/t)	Gold (oz)	Silver (oz)
Proven	18,371,000	0.91	14.49	537,700	8,558,500
Probable	42,237,000	0.53	10.58	717,900	14,372,500
Total Proven & Probable	60,608,000	0.64	11.77	1,255,600	22,931,000

The Feasibility Study contemplates the use of conventional open pit mining methods and the cyanide heap leach and Merrill-Crowe processes to recover gold and silver from crushed, agglomerated ore. The permitted combined ore and waste mining rate is 14 million tons per year. The Company is also actively pursuing a by-product aggregate business once the heap leach operation is in full production, however, no contributions from the sale of aggregate have been included in the Valuation.

Definition of Fair Market Value

The Valuation has been prepared based on techniques that Maxit Capital considers appropriate in the circumstances, after considering all relevant facts and taking into account our assumptions, in order to arrive at “fair market value” of GQ California. In this context and for the purposes of the Valuation, “fair market value” is defined as the price available in an open and unrestricted market between informed, prudent parties, acting at arm’s length and under no compulsion to act, expressed in terms of money or money’s worth.

Values determined herein and on the foregoing basis represent the “market trading” values of GQ California. Market trading values represent the expected price an acquirer would be required to pay to obtain less than a majority of the voting interests of GQ California. Given the quantity of funds being financed through the Transaction relative to the market capitalization of the Company, we have felt that it is appropriate to take into consideration typical price discounts required to complete a large financing in the public or private markets.

Approach and Description of Valuation Methodologies

Net Asset Value Analysis

Maxit Capital valued GQ California based on a net asset value (“NAV”) approach. This approach involves attributing values to each of a company’s assets and liabilities, as applicable, using the assumptions and methodologies appropriate in each case and reflects the risks, prospects and profitability of each asset. As a result, NAV analysis is the fundamental method used to value mining assets and their associated liabilities which are, by nature, each subject to a variety of unique factors.

GQ California’s only assets and liabilities are derived from the Project and therefore, the value of GQ California can be estimated by determining the net present value (“NPV”) of the Project’s future cash flows. At present, there are no corporate general and administrative expenses incurred by GQ California that are not related to the Project and as such do not need to be calculated separately.

Maxit Capital relied primarily on a discounted cash flow (“DCF”) approach to evaluate the NPV of the Project. NPV estimates from third-party independent research reports were also reviewed given that the market trading multiple analysis (outlined below) was based on street consensus estimates.

Discounted Cash Flow Analysis

The DCF approach calculates a value of an asset by taking into account the amount, timing and relative certainty of projected unlevered free cash flows expected to be generated by the asset. The DCF approach requires that certain assumptions be made regarding, among other things, mine operating assumptions and future commodity prices to estimate the future unlevered free cash flows of the asset. The possibility that some of the assumptions will prove to be inaccurate is one factor involved in the determination of the discount rates used to discount the unlevered free cash flows to present value. The unlevered free cash flows and discount rates were considered on a real, constant dollar basis rather than on a nominal dollar basis.

As a basis for the development of the projected unlevered free cash flows, Maxit Capital reviewed the applicable forecasts in the Feasibility Study (the “Feasibility Study Forecasts”). Maxit Capital reviewed the relevant underlying assumptions including, but not limited to, ore tonnage mined and milled, ore grades, recovery rates, operating costs, capital expenditures and commodity prices. These assumptions were reviewed in comparison to sources considered relevant, including detailed discussions with Golden Queen’s senior management. From this review, Maxit Capital developed its own base case operating forecasts (the “Maxit Capital Operating Forecasts”), formed independently with the benefit of its understanding of the assumptions behind the Feasibility Study Forecasts. The unlevered free cash flows were then discounted to a present value using an appropriate discount rate. Finally, Maxit Capital ran sensitivity analyses on certain key input assumptions to understand the impact of a change in those assumptions and the corresponding change in value of GQ California.

Market Trading Multiples Analysis

Precious metals mining companies generally trade at a multiple to their NAV (a “P/NAV Multiple”). Once the NAV of a company has been estimated, it is adjusted to derive market trading value by applying an appropriate P/NAV multiple. In this instance, selecting a P/NAV Multiple took into careful consideration the financing nature of the Transaction, the relative size of the Transaction compared to the Company’s market capitalization and the typical discount required to complete an equity financing of this magnitude in the public or private markets.

Comparable public entities were used to assess the appropriate P/NAV Multiple to apply to GQ California’s NAV prior to applying a typical equity financing discount. The companies considered comparable were reviewed in terms of geographic location, operating characteristics, growth prospects, risk profile and size. Maxit Capital identified and reviewed seven publically traded gold companies that are in the construction stage or are near construction as of the date hereof, and assessed the market trading multiples for such companies.

Maxit Capital considered P/NAV to be the primary valuation multiple when applying the market trading multiples methodology. Enterprise Value per resource ounce (“EV/ounce”) was also evaluated but not relied upon given that this is crude metric which fails to take into account the quality of assets and certain other factors, including regulatory and environmental factors, which may affect the amount of the resource that is ultimately able to be mined.

Comparable Precedent Financings Analysis

Precedent equity financing transactions were also reviewed given that the Transaction replicates a traditional equity financing and replaces the need to complete a sizeable placement in the future to fund the majority of the development of the Project. Maxit Capital reviewed 26 recent financing transactions, 11 of which were transactions in which the issuer raised gross proceeds in excess of C$50 million and 15 of which were completed by companies in the development stage, whose main commodity is gold and with a market capitalization between $75 million and $500 million at the time of the transaction. For each transaction, Maxit Capital reviewed the gross proceeds raised as a percentage of the company’s market capitalization and the offer price discount to the company’s last share price prior to announcement.

Application of Valuation Methodologies

1. Net Asset Value of GQ California – Discounted Cash Flow Analysis

Maxit Capital relied on a DCF analysis to value the Project and estimate the NAV of GQ California. Projected unlevered after tax real cash flows were developed using the Maxit Capital Operating Forecasts. The cash flows for the Project were discounted to present value at a real discount rate of 5.0% . Maxit Capital believes that this rate is appropriate to reflect the risks associated with such assets and liabilities and is consistent with rates used by independent research analysts and industry participants in evaluating comparable assets and liabilities. Additionally, Maxit Capital used long term gold and silver prices of US$1,300 per ounce and US$21.50 per ounce, respectively to project future cash flows from the Project. These values were derived using a compilation of commodity price forecasts from over 30 independent third-party brokers. A summary of the Maxit Capital Operating Forecasts for the Project, including the resulting NPV of the Project, is shown in Table 4 below. Additional detail regarding the Maxit Capital Operating Forecasts is provided in Appendix A.

Table 4 – Soledad Mountain Project Life-of-Mine Operating Forecasts
Modelled Resources	Total Ore Mined	(k ton)	66,808
	Au Head Grade	(oz/ton)	0.02
	Contained Au Resources	(k oz)	1,256
	Ag Head Grade	(oz/ton)	0.34
	Contained Ag Resources	(k oz)	22,931
Operating Parameters	Estimated Remaining Mine Life	(years)	15
	LOM Avg. Strip Ratio	(W:O)	1.49
	Processing Rate	(tons per day)	14,000
	LOM Au Recovery	(%)	80.0%
	LOM Ag Recovery	(%)	52.5%
	LOM Total Au Payable	(k oz)	1,004
	LOM Total Ag Payable	(k oz)	11,949
	LOM Avg. Annual Au Payable	(k oz)	67
	LOM Avg. Annual Ag Payable	(k oz)	797
Operating Costs	Mining Cost	(US$/t mined)	$3.85
	Processing Cost	(US$/t processed)	$9.58
	By-Product Cash Costs	(US$/oz)	$381
	Co-Product Cash Costs	(US$/oz)	$532
	By-Product All-In Sustaining Costs	(US$/oz)	$440
Capex & Working Capital	Development Capex	(US$MM)	$114.3
	LOM Sustaining Capex	(US$MM)	$30.6
	Mining Equipment	(US$MM)	$21.4
	Working Capital	(US$MM)	$10.5
Economics	After-tax NPV5%	(US$MM)	$327.2
	After-Tax IRR	(%)	29.8%
	Long-Term Gold Price	(US$/oz)	$1,300
	Long-Term Silver Price	(US$/oz)	$21.50

To illustrate the effects of variations in key assumptions on the NPV of the Project, Maxit Capital performed a sensitivity analysis as outlined in Table 5 below.

Table 5 – Soledad Mountain After-Tax NPV Sensitivity Analysis
Impact on
Variable	Sensitivity	NAV
($ millions)

Discount Rate	+ 0.5%	-$17
	- 0.5%	+ $18
Gold Price	+/- 10%	+/- $55
Silver Price	+/- 10%	+/- $11
Initial Capex	+/- 10%	+/- $8
Gold Recovery Rate	+/- 10%	+/- $56
Total Operating Cost	+/- 10%	+/- $22

2. Net Asset Value of GQ California – Street Consensus Estimates

In evaluating the NPV of the Project, Maxit Capital also reviewed estimates from independent third-party brokers. As of the date hereof, Golden Queen is covered by five brokers, of which four provided estimates for the NPV of the Project. Table 6 provides a summary of the available NPV estimates by broker.

Table 6 – Soledad Mountain NPV by Broker
Net Present Value
Broker	(US$MM)
Canaccord Genuity	$389
M Partners	$350
Edgecrest	$256
Cormark	$189
Median	$303
Average	$296

3. Precedent Equity Financings

As previously noted, given that the Transaction contemplates the sale of less than a majority of the voting interests of GQ California and the quantity of funds financed through the Transaction is substantial relative to the market capitalization of the Company, Maxit Capital believes that it is appropriate to review recent comparable equity financing transactions to analyze the typical discount require to complete those transactions. Tables 7 and 8 summarize historical precedent equity transactions, including transactions in which the issuer raised gross proceeds in excess of C$50 million and transactions completed by gold developer companies of similar size to Golden Queen.

Table 7 – Precedent Equity Financings for
Gross Proceeds >C$50 Million
			% of	Discount
		Gross	Market	to Last
		Proceeds	Cap Raised	Close
Issuer	Date	(C$MM)(1)	(%)	(%)(2)
Altius Minerals	04/28/14	$65	15%	(9%)
Primero	03/05/14	$224	n/a	(4%)
Rubicon	02/19/14	$115	22%	(18%)
Detour	02/18/14	$173	13%	(6%)
Torex	01/21/14	$144	18%	(10%)
HudBay	01/09/14	$173	11%	(6%)
Platinum Group	12/09/13	$175	35%	(6%)
Barrick	10/31/13	$3,145	15%	(5%)
Detour	05/21/13	$176	16%	(5%)
Banro	03/27/13	$68	17%	(32%)
Total / Average		$4,458	18%	(10%)
(1) Includes over-allotment option if exercised.
(2) Discount adjusted for warrant value where applicable.

Table 8 – Precedent Equity Financings by Gold Developers with a Market Cap Between $75-$500 Million
			% of	Discount
		Gross	Market	to Last
		Proceeds	Cap Raised	Close
Issuer	Date	(C$MM)(1)	(%)	(%)(2)
Aureus Mining	04/15/14	$17	12%	(18%)
Pilot Gold	03/12/14	$20	13%	(8%)
Kaminak	03/10/14	$12	14%	(9%)
Cayden Res.	03/07/14	$9	12%	(6%)
Roxgold	03/03/14	$29	24%	(11%)
True Gold	01/28/14	$42	34%	(16%)
Dalradian	01/27/14	$14	19%	(18%)
Aureus Mining	10/02/13	$17	13%	(6%)
Klondex	09/30/13	$19	21%	(4%)
Sulliden	09/19/13	$40	13%	(7%)
Carpathian	08/19/13	$19	18%	(26%)
Colossus	07/23/13	$38	37%	(16%)
Colossus	05/21/13	$29	15%	(13%)
Guyana Gold.	01/30/13	$100	29%	(8%)
Roxgold	01/29/13	$10	12%	0%
Total / Average		$415	19%	(11%)
(1) Includes over-allotment option if exercised.
(2) Discount adjusted for warrant value where applicable.

From the above, it is evident that select companies have been able to finance small sums relative to their market capitalization. However, there is limited ability to raise a substantial amount relative to the company’s size. Moreover, doing so would require a significant discount to the current trading price before factoring in financing costs.

4. P/NAV Multiple

In order to develop a market trading value for GQ California, careful consideration had to be given not only to the trading values of comparable public entities but also to the trading value of the Company, the magnitude of the funds required relative to the Company’s market capitalization, the current financing environment in both the equity and debt capital markets, the transactional risk to the Company to obtain the required funds and the capital markets profile of the Company after giving effect to the Transaction, among other things.

Given that a number of the comparable companies have larger projects with the potential to produce more gold annually than the Project, it is reasonable to expect Golden Queen to trade at a lower P/NAV Multiple. However, Maxit Capital anticipates that by removing the existing financing overhang, Golden Queen’s share price has the potential to re-rate to a higher P/NAV Multiple pro forma the Transaction.

Table 9 summarizes a list of comparable companies that were reviewed by Maxit Capital.

Table 9 – Trading Comparable Analysis
						LOM Avg.
	Market	Enterprise		EV/ Au Eq.	Au Eq.	Annual Au	Stage of
	Capitalization	Value	Consensus	Resources	Resources	Production	Flagship
Company	(US$MM)	(US$MM)	P/NAV	(US$/oz)	(MM oz)(1)	(k oz)(2)	Asset
Torex Gold Resources	$870	$571	0.62x	$50	11.4	326	Construction
Romarco Minerals	$472	$421	0.61x	$87	4.8	126	Permitting
Continental Gold	$363	$250	0.45x	$33	7.5	251	Pre-Feas
Premier Gold Mines	$305	$247	0.44x	$28	8.9	203	Feasbility
Guyana Goldfields	$237	$145	0.50x	$16	8.9	194	Construction
Lydian International	$157	$132	0.47x	$30	4.3	169	Permitting
Midway Gold	$141	$115	0.62x	$21	5.4	81	Financing / Construction
Median	$305	$247	0.50x	$30	7.5	194	--
Golden Queen (3)	$123	$131	0.45x / 0.40x	$39	3.4	67	Financing

Note : Resources inclusive of reserves.
(1) Au Eq. figures calculated based on long-term consensus commodity price estimates.
(2) Peer production estimates based on LOM guidance where available, otherwise based on analyst estimates.
(3) GQM P/NAVs based on street consensus estimates and Maxit Capital Operating forecasts, respectively. Production based on Maxit Capital Operating Forecasts.

5. Summary of Value Analysis

Table 10 below summarizes the foregoing valuation of the Project and estimates the fair market value of GQ California as at the date hereof.

Table 10 – Estimated Fair Market Value of GQ California
	Soledad	Selected Market		Market Trading Value
	Mountain NPV	Trading Multiple		(US$MM)
Valuation Case	(US$MM)	Low	High	Low	High
Model NPV	$327	0.3x	0.4x	$98	$131
Median Consensus NP V	$303	0.3x	0.4x	$91	$121
Average				$95	$126
Midpoint				$110

The market trading value of GQ California was estimated by applying a P/NAV Multiple of 0.3x to 0.4x to the Project’s estimated NPV. As previously described, the P/NAV Multiple e range was selected to account for a large number of factors, including the anticipated discount required to finance such a large sum relative to Golden Queen’s market capitalization.

Opinion of Fair Market Value

In arriving at an opinion of fair market value of the GQ California Interest, Maxit Capital has not attributed any particular weight to any specific factor but, rather, has made qualitative judgments based on experience in rendering such opinions and on circumstances then prevailing as to the significance and relevance of each factor.

Based upon and subject to the forgoing and such other factors that it considered relevant, Maxit Capital is of the opinion that, as of close of business on June 6, 2014, the fair market value of GQ California was in the range of $95 million to $126 million, concluding that the fair market value of the GQ California Interest was in the range of $48 million to $63 million.

Yours very truly,

Maxit Capital LP

APPENDIX A: SOLEDAD MOUNTAIN DETAILED OPERATING FORECASTS

	Total /
Year	Average	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Price Assumptions (US$/oz)
Gold (US$/oz)		-	-	$1,300	$1,300	$1,300	$1,300	$1,300	$1,300	$1,300	$1,300
Silver (US$/oz)		-	-	$22.00	$22.00	$21.50	$21.50	$21.50	$21.50	$21.50	$21.50
Payable Metal (k oz)
Gold (k oz)	1,003.5	-	-	43.5	74.2	81.8	64.1	56.7	56.1	48.3	74.4
Silver (k oz)	11,948.6	-	-	255.4	823.9	1,035.5	1,534.2	948.2	571.2	605.0	694.5

(US$ millions)
Gross Revenue	$1,562	-	-	$62	$115	$129	$116	$94	$85	$76	$112
Operating Costs	($640)	-	($0)	($40)	($43)	($44)	($48)	($45)	($46)	($45)	($46)
Capital Costs (Inc. WC)	($157)	($49)	($84)	($1)	($2)	($7)	($0)	($0)	($5)	($0)	($2)
Free Cash Flow (Pre-Tax)	$765	($49)	($85)	$21	$69	$77	$68	$49	$34	$31	$64
Cash Income Taxes	($200)	-	-	-	($8)	($15)	($13)	($7)	($5)	($2)	($15)
Free Cash Flow (After-Tax)	$565	($49)	($85)	$21	$62	$63	$55	$42	$30	$28	$49

	Total /
Year	Average	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Price Assumptions (US$/oz)
Gold (US$/oz)		$1,300	$1,300	$1,300	$1,300	$1,300	$1,300	$1,300	$1,300
Silver (US$/oz)		$21.50	$21.50	$21.50	$21.50	$21.50	$21.50	$21.50	$21.50
Payable Metal (k oz)
Gold (k oz)	1,003.5	113.1	70.5	95.9	81.4	63.4	61.9	17.0	1.1
Silver (k oz)	11,948.6	1,041.7	1,041.6	838.1	1,008.8	743.1	600.6	196.7	10.3

(US$ millions)
Gross Revenue	$1,562	$169	$114	$143	$128	$98	$93	$26	$2
Operating Costs	($640)	($50)	($47)	($45)	($42)	($47)	($43)	($8)	($0)
Capital Costs (Inc. WC)	($157)	($14)	($2)	($0)	($0)	($0)	$10	($2)	$1
Free Cash Flow (Pre-Tax)	$765	$106	$65	$98	$85	$52	$61	$17	$2
Cash Income Taxes	($200)	($36)	($18)	($28)	($24)	($14)	($14)	($1)	-
Free Cash Flow (After-Tax)	$565	$71	$47	$69	$60	$38	$47	$16	$2

SCHEDULE B
FAIRNESS OPINION

181 Bay Street, Suite 830
Toronto, ON, M5J 2T3

June 7, 2014

Golden Queen Mining Co. Ltd.
6411 Imperial Avenue
West Vancouver, BC V7W 2J5

To the Special Committee of the Board of Directors:

Maxit Capital LP (“Maxit Capital”, “we” or “us”) understands that Gauss LLC (“Gauss”), a joint venture to be owned 67.5% by Leucadia National Corporation (“Leucadia”) and 32.5% by certain members of the Clay family (“Clay Family”, and together with Leucadia. the “Acquirors”) and Golden Queen Mining Co. Ltd (“Golden Queen” or the “Company”) propose to effect a transaction (the “Transaction”) whereby:

i.

Golden Queen will convert its wholly-owned subsidiary that is developing the Soledad Mountain Project (the “Project”), Golden Queen Mining Company, Inc., into a California limited liability company (“GQ California”);

ii.

Gauss will acquire membership interests of GQ California representing 50% of the total membership interest to be issued and outstanding after giving effect to such issuance (the “GQ California Interest”) for US$110 million payable in cash to GQ California; and

iii.

On closing of the Transaction, Golden Queen, through a wholly-owned subsidiary (“GQ Holdco”), and Gauss will each own 50% of GQ California and will enter into a joint venture agreement (the “JV Agreement”) that will govern the management of the Project, the obligations of the parties in connection with further funding requirements and ownership of GQ California.

The terms and conditions of the Transaction are more fully described in the transaction agreement dated June 8, 2014 (the “Transaction Agreement”). We also understand that the Company’s board of directors (the “Board of Directors”) has appointed a special committee (the “Special Committee”) to consider the Transaction and to make recommendations to the Board of Directors concerning the Transaction.

Engagement of Maxit Capital

By letter agreement dated January 11, 2014 (the “Engagement Agreement”), the Special Committee retained Maxit Capital to act as its financial advisor in connection with a joint venture to finance the construction of the Project. Pursuant to the Engagement Agreement, the Special Committee has requested that we prepare a formal valuation of the GQ California Interest (the “Valuation”) and an opinion (the “Opinion”) as to whether the consideration to be received by Golden Queen pursuant to the Transaction is fair from a financial point of view to Golden Queen.

Maxit Capital will be paid a fee for rendering this Opinion and will be paid an additional fee for the Valuation, neither of which are contingent upon the completion of the Transaction. The Company has also agreed to reimburse Maxit Capital for its reasonable out-of-pocket expenses and to indemnify Maxit Capital in respect of certain liabilities that might arise out of our engagement.

Credentials of Maxit Capital

Maxit Capital is an independent advisory firm with expertise in mergers and acquisitions. The Opinion expressed herein is the opinion of Maxit Capital and the form and content herein have been approved for release by its managing partners, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

Independence of Maxit Capital

Neither Maxit Capital, nor any of our affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) or the rules made thereunder) of the Company, the Acquirors, or any of their respective associates or affiliates (collectively, the "Interested Parties").

Maxit Capital has not been engaged to provide any financial advisory services nor has it participated in any financings involving the Interested Parties within the past two years, other than acting as financial advisor to the Special Committee pursuant to the Engagement Agreement.

There are no other understandings, agreements or commitments between Maxit Capital and any of the Interested Parties with respect to any current or future business dealings which would be material to the Opinion. Maxit Capital may in the ordinary course of business provide financial advisory, investment banking, or other financial services to one or more of the Interested Parties from time to time.

Scope of Review

In connection with rendering our Opinion, we have reviewed and relied upon, among other things, the following:

i.	the draft of the Transaction Agreement dated June 5, 2014;
ii.	the draft of the Golden Queen Mining Company, LLC Amended and Restated Limited Liability Company Agreement dated June 5, 2014;
iii.	the draft of the Expense Reimbursement Agreement dated June 5, 2014;
iv.	the draft of the Equity Commitment Letter dated June 4, 2014;
v.	the draft of the Voting and Support Agreement dated June 5, 2014;
vi.	the draft of the Gauss, LLC Operating Agreement dated June 5, 2014;
vii.

certain other internal financial, operating, corporate and other information prepared or provided by or on behalf of Golden Queen concerning the business operations, assets, liabilities and prospects of Golden Queen and GQ California;

viii.

internal management forecasts, development and operating projections, estimates (including future estimates or mineable resources) and budgets prepared or provided by or on behalf of Golden Queen and GQ California;

ix.	discussions with management of Golden Queen relating to Golden Queen and GQ California’s current business plan, operations, financial condition, prospects and related matters;
x.	discussions with the Acquirors relating to their respective businesses, operations, financial conditions, prospects and related matters;
xi.	public information relating to the business and financial condition of Golden Queen and GQ California;
xii.	public information with respect to selected public companies we considered relevant;
xiii.	public information with respect to selected precedent transactions we considered relevant;
xiv.	various equity research reports and industry sources we considered relevant;
xv.

a certificate addressed to us, dated as of the date hereof, from two senior officers of the Company as to the completeness and accuracy of the Information (as defined below) provided to Maxit Capital in connection with Golden Queen and GQ California; and

xvi.

such other information, investigations, analyses and discussions (including discussions with the management of the Company, the Company’s external legal counsel, and other third parties) as we considered necessary or appropriate in the circumstances.

To the best of its knowledge, Maxit Capital has not been denied access by the Company to any material information it has requested specifically regarding the Company and its wholly-owned subsidiaries, including GQ California.

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Assumptions and Limitations

With the Special Committee’s permission and subject to the exercise of our professional judgment, Maxit Capital has relied upon, and has assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by the Company or its affiliates or advisors or otherwise obtained by us pursuant to our engagement (the “Information”). The Opinion is conditional upon such completeness, accuracy and fair presentation of the Information. We have not been requested to or attempted to verify independently the accuracy, completeness or fairness of presentation of the Information. We have not met separately with the independent auditors of the Company in connection with preparing this Opinion and with the Special Committee’s permission, we have assumed the accuracy and fair presentation of, and relied upon, the audited financial statements of the Company and the reports of the auditors thereon and the interim unaudited financial statements of the Company.

With respect to the Information provided to us concerning the Company that constitute forecasts, projections, estimates or budgets and relied upon in our financial analyses, we have assumed that they have been reasonably prepared on bases reflecting the most reasonable assumptions, estimates and judgments of management of the Company, having regard to the Company’s business, plans, financial condition and prospects.

The Company has represented to us, in a certificate of two senior officers of the Company dated the date hereof, among other things, that the Information provided to us by or on behalf of the Company, including the written information and discussions concerning the Company referred to above under the heading “Scope of Review”, are complete and correct at the date the Information was provided to us and that, since the date on which the Information was provided to us, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its affiliates and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion.

We are not legal, tax or accounting experts and we express no opinion concerning any legal, tax or accounting matters concerning the Transaction or the sufficiency of this letter for your purposes. The Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the close of business on June 5, 2014 and the conditions and prospects, financial and otherwise, of the Company and the Acquirors as they are reflected in the Information and as they were represented to us in our discussions with management of the Company and its affiliates and advisors. In our analyses and in connection with the preparation of our Opinion, we made numerous assumptions with respect to industry performance, general business, markets and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction.

The Opinion is being provided to the Special Committee for its exclusive use only in considering the Transaction and may not be published, disclosed to any other person, relied upon by any other person, or used for any other purpose, without the prior written consent of Maxit Capital. Our Opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company with respect to the Transaction.

Maxit Capital believes that its financial analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of an opinion is complex and is not necessarily susceptible to partial analysis or summary description and any attempt to carry out such could lead to undue emphasis on any particular factor or analysis.

The Opinion is given as of the date hereof and, although we reserve the right to change or withdraw the Opinion if we learn that any of the information that we relied upon in preparing the Opinion was inaccurate, incomplete or misleading in any material respect, we disclaim any obligation to change or withdraw the Opinion, to advise any person of any change that may come to our attention or to update the Opinion after the date of this Opinion.

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Opinion

Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion, as of the date hereof, that the consideration to be received by Golden Queen pursuant to the Transaction is fair, from a financial point of view, to Golden Queen.

Yours very truly,

Maxit Capital LP

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